Exhibit 10.4

Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential

ASSET PURCHASE AGREEMENT

BY AND AMONG

QUALCOMM TECHNOLOGIES, INC.

QUALCOMM FRANCE SARL

together as Acquiror,

ARTERIS HOLDINGS, INC.,

ARTERIS, INC.,

AND

ARTERIS, SAS

OCTOBER 9, 2013

4.	REPRESENTATIONS AND WARRANTIES OF ACQUIROR	40

	4.1 Organization, Standing and Power	40
	4.2 Authority	40
	4.3 Fair Market Valuation	41

5.	CONDUCT PRIOR TO THE CLOSING	41

	5.1 Conduct of Business of Target	41
	5.2 No Solicitation	43
	5.3 Open Source Removal	43

6.	ADDITIONAL AGREEMENTS	43

	6.1 Approval of Stockholders	43
	6.2 Notice of Written Consent	43
	6.3 Access to Information	44
	6.4 Public Disclosure	44
	6.5 Regulatory Approval; Further Assurances	44
	6.6 Notification of Certain Matters	46
	6.7 Employees	46
	6.8 Expenses	47
	6.9 Release and Termination of Security Interests	47
	6.10 Required Contract Consents	47
	6.11 Tax Matters	48
	6.12 Reserved	49
	6.13 Financial Statement Deliverables	49
	6.14 Certain Transitional Matters	49
	6.15 Further Assurances	49
	6.16 Reconciliation	49
	6.17 Non-Solicit	50
	6.18 Bulk Sales	51
	6.19 Agreements Relating to Transfer of Purchased Assets	51
	6.20 RELEASE	52
	6.21 Termination of Intra-Company IP Agreements	55
	6.22 Confidentiality	55

7.	CONDITIONS TO CLOSING	56

	7.1 Conditions to Obligations of Each Party to Effect the Closing	56
	7.2 Additional Conditions to the Obligations of Acquiror	57
	7.3 Additional Conditions to Obligations of Target	60

8.	TERMINATION, AMENDMENT AND WAIVER	61

	8.1 Termination	61
	8.2 Effect of Termination	62
	8.3 Amendment	62

ii

	8.4 Extension; Waiver	62

9.	INDEMNIFICATION	62

	9.1 Indemnification by Target and Acquiror	62
	9.2 Indemnification Claims	66
	9.3 Resolution of Conflicts	66
	9.4 Third-Party Claims	1
	9.5 Collateral Sources	1
	9.6 Effect of Investigation	1
	9.7 Exclusive Remedy	1
	9.8 Tax Treatment	1

10.	GENERAL PROVISIONS	2

	10.1 Notices	2
	10.2 Counterparts; Facsimile	3
	10.3 Entire Agreement; Nonassignability; Parties in Interest	3
	10.4 Severability	3
	10.5 Governing Law	3
	10.6 Rules of Construction	4
	10.7 Specific Enforcement	4
	10.8 Interpretation	4

iii

LIST OF EXHIBITS

Exhibit A	Executed Written Consent

Exhibit B	Escrow Agreement

Exhibit C	Retained Rights

Exhibit D	Form of Assignment and Assumption Agreement

Exhibit E	Form of Opinion of Cooley LLP

Exhibit F-1	Form of USA Bill of Sale

Exhibit F-2	Form of France Bills of Sale

Exhibit G	Form of Patent Assignment

Exhibit H	Form of Copyright Assignment

Exhibit I	Form of License Agreement

Exhibit J	Form of Transition Services Agreement Exhibit K Form of [****] Agreement

Exhibit L	Form of Acquiror Customer Contract Termination

LIST OF SCHEDULES

Schedule 1.1(a)	Required Stockholders

Schedule 1.1(b)	Target Knowledge Individuals

Schedule 1.1(c)	Permitted Target Restructuring Transactions

Schedule 2.1(a)	Assigned Leases

Schedule 2.1(e)	Assigned Contracts

Schedule 2.2(j)	Excluded Tangible Personal Property

Schedule 2.2(k)	Excluded Off-the-Shelf Software

Schedule 2.2(l)	Excluded Prepaid Expenses

Schedule 2.2(m)	Excluded Other Assets

Schedule 2.5(b)	Purchase Price Target Allocation

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Schedule 2.6	Purchase Price Allocation

Schedule 6.7(b)	Identified Employees

Schedule 7.2(e)	Required Contract Consents Schedule 9.1(a)(vi) Indemnification by Target

Schedule 9.1(g)	[****]

ii

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of October 9, 2013 by and among Qualcomm Technologies, Inc., a Delaware corporation (“Parent Acquiror”), Subsidiary Acquiror, Arteris Holdings, Inc., a Delaware corporation (“Target Holdings”), Arteris, Inc., a Delaware corporation and wholly owned subsidiary of Target Holdings (“Target USA Sub”), and Arteris, SAS, a French société par actions simplifiée and wholly owned subsidiary of Target Holdings (“Target France Sub”; Target Holdings, Target USA Sub and Target France Sub are collectively referred to herein as “Target” and a reference to “Target” herein shall include within it a reference to each of Target Holdings, Target USA Sub and Target France Sub).

RECITALS

A. Subject to the terms and conditions set forth herein, Target desires to sell, convey, transfer, assign and deliver to Acquiror, and Acquiror desires to purchase and acquire from Target, free and clear of all Encumbrances, all of Target’s right, title and interest in and to all of the Purchased Assets (the “Acquisition”).

B. Acquiror will deposit the Escrow Amount with the Escrow Agent, the release of which will be contingent upon the occurrence of certain events and the satisfaction of certain conditions as set forth in Sections 2.8 and 9 and as set forth in the Escrow Agreement;

C. Target and Acquiror desire to make certain representations and warranties and other agreements in connection with the Acquisition; and

D. Promptly following the execution of this Agreement, but in any event within twenty-four (24) hours thereafter, in order to induce Acquiror to enter into this Agreement, the stockholders of Target listed on Schedule 1.1(a) (the “Required Stockholders”) shall deliver to Acquiror an executed Action by Written Consent of the Stockholders in the form attached hereto as Exhibit A (the “Executed Written Consent”) adopting, among other things, this Agreement.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Acquiror” means, collectively, the Parent Acquiror and the Subsidiary Acquiror.

“Acquiror Closing Certificate” has the meaning set forth in Section 7.3(c).

“Acquiror Covered Information” has the meaning set forth in Section 6.22.

“Acquiror Customer Contract Termination” has the meaning set forth in Section 7.2(s).

“Acquiror Fundamental Representations” has the meaning set forth in Section 9.1(c)(ii).

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Acquiror Indemnified Person” and “Acquiror Indemnified Persons” have the meanings set forth in Section 9.1(a).

“Acquiror Indemnity Cap” has the meaning set forth in Section 9.1(f)(i).

“Acquisition” has the meaning set forth in Recital A.

“Acquisition Proposal” has the meaning set forth in Section 5.2(a).

“Affiliate” with respect to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with such Person provided that, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Applicable Law” means, collectively, all federal, state, provincial, foreign or local statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

“Assets” means properties, rights, goodwill, interests and assets of every kind, real, personal or mixed, tangible and intangible.

“Assigned Contracts” has the meaning set forth in Section 2.1(e).

“Assigned Leases” has the meaning set forth in Section 2.1(a).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Bylaws” has the meaning set forth in Section 3.1(a).

“CERCLA” has the meaning set forth in Section 3.15(a)(i).

“Claims Period” has the meaning set forth in Section 9.2(c).

“Closing” has the meaning set forth in Section 2.7.

“Closing Date” has the meaning set forth in Section 2.7.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Released Target Products” means the “Relevant Products” set forth and described in clauses (i) and (ii) of Annex 1 of Exhibit C attached hereto (Retained Rights).

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Confidentiality Agreement” has the meaning set forth in Section 6.22.

“Contract” means any contract, agreement or arrangement, whether written or oral.

“Copyrights” means all copyrights, copyrightable works and mask works (including all applications and registrations for each of the foregoing), and all other rights corresponding thereto throughout the world.

“Covered Target Employees” has the meaning set forth in Section 6.17(b).

“Damages” has the meaning set forth in Section 9.1(a).

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, option, right of first refusal, right of first negotiation or any other encumbrance or restriction of any nature, in each case, other than any Permitted Encumbrance.

“End Date” has the meaning set forth in Section 8.1(b).

“Environmental Laws” has the meaning set forth in Section 3.15(a)(i).

“Escrow Agent” means U.S. Bank National Association (or such other Persons as may hereafter be reasonably acceptable to Parent Acquiror and Target France Sub).

“Escrow Agreement” means an escrow agreement in substantially the form attached hereto as Exhibit B.

“Escrow Amount” means [****].

“Escrow Fund” means the fund established pursuant to the Escrow Agreement, including the amounts paid by Parent Acquiror to the Escrow Agent at the Closing pursuant to Section 2.8 of this Agreement.

“Escrow Termination Date” means the date which is twelve (12) months following the Closing Date.

“ERISA” has the meaning set forth in Section 3.17(a).

“ERISA Affiliate” has the meaning set forth in Section 3.17(a).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” has the meaning set forth in Section 2.2(e).

“Executed Written Consent” has the meaning set forth in Recital D.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Fair Market Value” has the meaning set forth in 16 C.F.R. § 801.10(c) (3)

“Financial Statements Deliverables Date” has the meaning set forth in Section 6.13.

“Foreign Target Employee Plan” has the meaning set forth in Section 3.17(j).

“France Employee” means each employee of Target who is identified as a ‘France Employee’ on Schedule 6.7(b).

“France Employee Liabilities” means any and all Liabilities arising or resulting from or related to any action or other claim by [****] in connection with this Agreement.

“Fundamental Representations” has the meaning set forth in Section 9.1(c)(i).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” has the meaning set forth in Section 3.3(a).

“Hazardous Materials” has the meaning set forth in Section 3.15(a)(ii).

“Hired Employees” has the meaning set forth in Section 7.2(t).

“HSR” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Identified Employee” has the meaning set forth in Section 6.7(b).

“Identified Public Software” has the meaning set forth in Section 5.3.

“Indebtedness” means (i) all obligations for borrowed money, advancement of funds or the deferred purchase price of property or services, including reimbursement and other obligations with respect to surety bonds and letters of credit, guarantees, prepayment penalties, fees or other charges related thereto, as well as any interest or other premium accrued thereon, and (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, contracts or arrangements, as well as any interest or other premium thereon.

“Indemnified Person” has the meaning set forth in Section 9.2(a).

“Indemnifying Person” has the meaning set forth in Section 9.2(a).

“Intellectual Property” means any and all of the following in any country: (a)(i) Patents, (ii) Trademarks, (iii) rights in domain names and domain name registrations, (iv) Copyrights, (v) Trade Secrets, and (vii) other intellectual property rights (whether or not appropriate steps have been taken to protect such rights under Applicable Law); and (b) the right (whether at law, in equity, by contract or otherwise) to use, practice or otherwise exploit any of the foregoing.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Intra-Company IP Agreements” means any and all Contracts between or among any of Target Holdings and any Target Subsidiary pursuant to which Target Holdings and/or any Target Subsidiary or any of their respective Affiliates, on the one hand, has granted any rights, licenses or sublicenses of or with respect to any of the Target Intellectual Property or Target Technology (including Target Products) to any of Target Holdings and/or any Target Subsidiary or any of their respective Affiliates, on the other hand.

“IP Representations” has the meaning set forth in Section 9.1(c)(i).

“Knowledge of Target”, “Target’s Knowledge” or similar terms means the actual knowledge of a particular fact or other matter by each of the individuals set forth on Schedule 1.1(b), provided, however, that any such individual shall be deemed to have “Knowledge” of a fact or matter if in exercising reasonable care such individual would be expected to discover or become aware of that fact or matter in the course of carrying out his or her employment duties and responsibilities on behalf of Target.

“Last Regularly Prepared Annual Statement of Income and Expense” shall mean Target’s last regularly prepared annual statement of income and expense before the Closing Date that (a) includes the total worldwide annual net sales of Target’s ultimate parent entity (as that term is defined in 16 C.F.R. § 801.1(a)(3)), including each entity controlled (as that term is defined in 16 C.F.R. § 801.1(b)) by it directly or indirectly, (b) is prepared in accordance with the accounting principles normally used by Target’s ultimate parent entity, and (c) is of a date not more than fifteen (15) months prior to the Closing Date.

“Last Regularly Prepared Balance Sheet” shall mean Target’s last regularly prepared balance sheet before the Closing Date that (a) includes the total worldwide assets of Target’s ultimate parent entity (as that term is defined in 16 C.F.R. § 801.1(a)(3)), including each entity controlled (as that term is defined in 16 C.F.R. § 801.1(b)) by it directly or indirectly, (b) is prepared in accordance with the accounting principles normally used by Target’s ultimate parent entity, and (c) is of a date not more than fifteen (15) months prior to the Closing Date.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Liability” means any direct or indirect Indebtedness, liability, assessment, expense, claim, loss, damage, obligation or responsibility, known or unknown, disputed or undisputed, joint or several, vested or unvested, executory or not, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, determinable or undeterminable, accrued or unaccrued, absolute or not, actual or potential, contingent or otherwise (including any liability under any guarantees, letters of credit, performance credits or with respect to insurance loss accruals).

“License Agreement” has the meaning set forth in Section 7.2(p).

“Limitation” has the meaning set forth in Section 9.1(d).

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Material Adverse Effect” means, with respect to any Person, any event, change or effect that is materially adverse to the financial condition, properties, assets, liabilities, business, operations or results of operations of such Person and its subsidiaries, taken as a whole; provided, however, that “Material Adverse Effect” shall not include any event, change or effect resulting from (i) changes in general United States or global economic or regulatory conditions, (ii) general changes or developments in the industry in which Target operates, (iii) changes in any Applicable Laws (or the interpretation thereof) or GAAP (or the interpretation thereof), (iv) acts of war, sabotage, terrorism, or military action or the escalation thereof, (v) the failure of Target to meet internal projections (it being understood that the facts or circumstances giving rise to any such failure may be taken into account in determining whether there has been a Material Adverse Effect), (vi) adverse event, change or effect directly resulting from the identity of Acquiror as the counter-party to this Agreement, (vii) any loss of customers or suppliers by Target or (viii) omissions or actions taken by Target required by this Agreement or omissions or actions taken at the specific written direction of Acquiror, except in the case of each of the foregoing clauses “(i),” “(ii),” “(iii)” and “(iv)” to the extent such changes, developments or acts do not have a materially disproportionate effect on Target taken as a whole relative to other participants in the industry in which Target operates.

“Material Contract” has the meaning set forth in Section 3.12(b).

“Moral Rights” means moral rights in any works of authorship, including the right to the integrity of the work, the right to be associated with the work as its author by name or under pseudonym and the right to remain anonymous, whether existing under judicial or statutory law of any country or jurisdiction worldwide, regardless of whether such right is called or generally referred to as a “moral right.”

“Multiple Employer 401(k) Plan” means the TriNet 401(k) Plan.

“Off-the-Shelf Software” means any software (other than Public Software) that is made generally and widely available to the public on a commercial basis and is licensed on a non-exclusive basis under standard terms and conditions for an annual license fee of less than Twenty-Five Thousand Dollars ($25,000) per license.

“Officer’s Certificate” has the meaning set forth in Section 9.2(a).

“Open License Terms” means terms applicable to a Work which require, as a condition of use, reproduction, modification and/or distribution of the Work (or any portion thereof) or of any Related Software, any of the following: (a) the making available of source code or any information regarding the Work or any Related Software; (b) the granting of permission for creating modifications to or derivative works of the Work or any Related Software; (c) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any Person under Intellectual Property (including Patents) regarding the Work alone, any Related Software alone or the Work or Related Software in combination with other hardware or software; (d) imposes restrictions on future Patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Intellectual Property through any means; (e) the obligation to include or otherwise communicate to other Persons any form of acknowledgement and/or

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

copyright notice regarding the origin of the Work or Related Software other than reproductions of software not otherwise subject to any Open License Terms described in this definition; or (f) the obligation to include disclaimer language, including warranty disclaimers and disclaimers of consequential damages. By means of example only and without limitation, Open License Terms includes any versions of the following agreements, licenses or distribution models: (i) the GNU General Public License (GPL); (ii) Lesser/Library GPL (LGPL); (iii) the Common Development and Distribution License (CDDL); (iv) the Artistic License (including PERL); (v) the Netscape Public License; (vi) the Sun Community Source License (SCSL) or the Sun Industry Standards License (SISL); (vii) the Apache License; (viii) the Common Public License; (ix) the Affero GPL (AGPL); (x) the Berkeley Software Distribution (BSD); (xi) the Mozilla Public License (MPL), (xii) the Microsoft Limited Public License or (xiii) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the site www.opensource.org.

“Organizational Documents” means, with respect to an entity, the certificate of incorporation, by-laws, articles of organization, operating agreement, certificate of formation or similar governing documents of such entity.

“Parent Acquiror” has the meaning set forth in the introductory paragraph.

“Paris Lease” shall mean that certain Commercial Lease Agreement, dated October 1, 2012, between Target France Sub and CFC Development.

“Patents” means all issued patents (including utility and design patents) and pending patent applications (including invention disclosures, records of invention, certificates of invention and applications for certificates of inventions and priority rights) filed with any Regulatory Office, including all non-provisional and provisional patent applications, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions thereof.

“Pension Plan” has the meaning set forth in Section 3.17(d).

“PEO Agreement” shall mean the Customer Service Agreement between Target and TriNet HR Corporation dated May 25, 2011.

“PEO Benefit Plan” shall mean an employee benefit plan that is sponsored by TriNet Group, Inc., TriNet HR Corporation or another affiliate of TriNet Group, Inc. under which a current employee of Target is eligible to receive benefits in connection with Target’s engagement of TriNet HR Corporation pursuant to the PEO Agreement, including the Multiple Employer 401(k) Plan. For purposes of clarity, representations and warranties in this Agreement regarding a PEO Benefit Plan shall be limited to events, conditions and circumstances related to participation in such plan by an employee of Target.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Permitted Target Restructuring Transactions” shall mean one of each of the following transactions: (i) a Target Licensing Business Acquisition by a liquidating trust; and (ii) a Target Licensing Business Acquisition effected pursuant to a spin-off, divestiture, split-off, or similar transaction in which all of the stockholders of Target as of the Closing Date are all of the stockholders of the Target Licensing Business Acquiror; and (iii) a Target Licensing Business Acquisition by a Target Licensing Business Acquiror that is owned directly or indirectly by one or more Persons (but shall not include any of the stockholders of Target Holdings listed in Schedule 1.1(c) hereto) who are stockholders of Target Holdings as of the date of this Agreement.

“Permitted Encumbrance” means, (a) liens of current taxes not yet delinquent or being contested in good faith and for which adequate reserves have been established; and (b) such imperfections of title, liens and easements not curable solely by the payment of money and as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated entity or Governmental Entity.

“PNO” has the meaning set forth in Section 3.24(c).

“Pre-Closing Period” has the meaning set forth in Section 5.1(a).

“Prepaid Expenses” as of any date shall mean payments made by Target with respect to the Purchased Assets, which constitute prepaid expenses in accordance with GAAP.

“Public Software” means any software, libraries or other code that is licensed under or is otherwise subject to Open License Terms. Software distributed under less restrictive free or open source licensing and distribution models such as those obtained under the MIT, Boost Software License, and the Beer-Ware Public Software licenses or any similar licenses, and any software that is a public domain dedication are also “Public Software.”

“Purchase Price” has the meaning set forth in Section 2.5(a).

“Purchase Price Target Allocation” means the Purchase Price as allocated among Target Holdings, Target France Sub and Target USA Sub as set forth on Schedule 2.5(b) hereto.

“Purchased Assets” has the meaning set forth in Section 2.1

“RCRA” has the meaning set forth in Section 3.15(a)(i).

“Registered Intellectual Property” means all Intellectual Property for which registrations have been obtained or applications for registration have been filed with a Registration Office.

“Registration Office” means, collectively, the United States Patent and Trademark Office, United States Copyright Office and all equivalent foreign patent, trademark, copyright offices or other Governmental Entity.

“Related Software” means, with respect to a Work, any other software, libraries or other code (or a portion of any of the foregoing) in each case that is incorporated into or includes, relies on, is linked to or with, is derived from in any manner (in whole or in part), or is distributed with such Work.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Released Matters” has the meaning set forth in Section 6.20(a).

“Released Party” has the meaning set forth in Section 6.20(a).

“Releasing Party” has the meaning set forth in Section 6.20(a).

“Representatives” means officers, directors, partners, trustees, executors, employees, agents, attorneys, accountants and advisors.

“Remotely Transferred Assets” has the meaning set forth in Section 6.19(a).

“Required Contract Consents” has the meaning set forth in Section 3.12(c).

“Required Stockholders” has the meaning set forth in Recital D.

“Restated Certificate” has the meaning set forth in Section 3.1(a).

“Retained Liabilities” has the meaning set forth in Section 2.4.

“Retained Rights” means the non-exclusive rights retained by Target USA Sub under the Patents included in the Target Owned Intellectual Property acquired by Acquiror under this Agreement, as such retained rights are set forth in Exhibit C attached hereto.

“Returns” has the meaning set forth in Section 3.16(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Sofia Lease” shall mean that certain Commercial Short-Term Lease signed on June 3rd, 2013, between Target France Sub and [****].

“[****]” has the meaning set forth in Section 9.1(g).

“[****] Agreement” has the meaning set forth in Section 7.2(r).

“Sponsored Target Employee Plan” has the meaning set forth in Section 3.17(a).

“Stockholder” means any holder of Target Capital Stock as of immediately prior to the Closing.

“Subsidiary” means any entity in which another party directly or indirectly owns, beneficially or of record, at least 50% of the outstanding equity or financial interests of such entity.

“Subsidiary Acquiror” means Qualcomm France SARL, a French société à responsabilité limitée.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Tangible Personal Property” means all machinery, equipment, tools, furniture, fixtures and equipment, computer hardware, supplies, materials, leasehold improvements, computing and telecommunications equipment and other items of tangible personal property, of every kind owned or leased by Target (wherever located and whether or not carried on Target’s books).

“Target” has the meaning set forth in the introductory paragraph.

“Target Acquired Business” means the Target Business other than the Target Licensing Current Business.

“Target Balance Sheet Date” has the meaning set forth in Section 3.5.

“Target Business” means the operation of the business of Target as currently conducted.

“Target Capital Stock” means the Target Common Stock and the Target Preferred Stock, collectively.

“Target Closing Certificate” has the meaning set forth in Section 7.2(c).

“Target Common Stock” means the common stock, $0.001 par value per share, of Target Holdings.

“Target Covered Information” has the meaning set forth in Section 6.22.

“Target Disclosure Schedule” has the meaning set forth in Section 3.

“Target Employee Plans” has the meaning set forth in Section 3.17(a).

“Target France Sub” has the meaning set forth in the introductory paragraph.

“Target Financial Statements” has the meaning set forth in Section 3.4.

“Target Holdings” has the meaning set forth in the introductory paragraph.

“Target Indemnified Person” and “Target Indemnified Persons” have the meanings set forth in Section 9.1(b).

“Target Intellectual Property” means the Target Owned Intellectual Property and the Target Licensed Intellectual Property.

“Target Licensed Intellectual Property” means Intellectual Property owned by any Person other than Target that (i) is licensed to Target, (ii) for which Target has received from such Person a covenant not to sue or assert or other immunity from suit, or (iii) such Person has undertaken an obligation to Target to assert any Intellectual Property against one or more Persons prior to asserting such Intellectual Property against Target or an obligation to exhaust remedies as to particular Intellectual Property against one or more Persons prior to seeking remedies against Target.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Target Licensing Business Acquiror” means a Person that makes a Target Licensing Business Acquisition.

“Target Licensing Business Acquisition” means the acquisition of all or substantially all of the Target Licensing Future Business whether by asset transfer, merger, operation of law, change of control or otherwise.

“Target Licensing Current Business” means the business of licensing the Commercially Released Target Products by Target (or any permitted assignee) to third parties.

“Target Licensing Future Business” means the business of licensing the “Relevant Products” set forth and described in Annex 1 of Exhibit C attached hereto (Retained Rights), by Target (or any permitted assignee) to third parties following the Closing, subject to the limitations of the Retained Rights and License Agreement.

“Target Owned Intellectual Property” means all (i) Intellectual Property solely owned by Target or that is purported by Target to be solely owned by Target, and (ii) Intellectual Property in which Target has any joint ownership interest or in which Target purports to have any joint ownership interest.

“Target Options” means options to purchase Target Common Stock.

“Target Preferred Stock” means the preferred stock, $0.001 par value per share, of Target Holdings, designated as Target Series A Preferred, Target Series B Preferred, Target Series C Preferred and Target Series D Preferred, collectively.

“Target Product(s)” means each and all products manufactured, made commercially available, marketed, distributed, supported, sold, leased, imported for resale or licensed out by or on behalf of Target, or which Target intends to manufacture, make commercially available, market, distribute, support, sell, lease, import for resale, or license to any other Person, and technology used in the provision of services by or on behalf of Target to any other Person, in each case, whether currently being distributed or used, currently under development, or otherwise anticipated to be distributed or used under any product or service “road map” of Target, including but not limited to any components, elements, parts, integrated circuits, tools, software, firmware, games and middleware, architecture, databases, plugins, libraries, APIs, interfaces, algorithms, systems, devices, hardware and equipment thereof.

“Target Registered Intellectual Property” means all Registered Intellectual Property that is included in the Target Owned Intellectual Property.

“Target Source Code” means the source code of all Target Technology (including Target Products), together with all extracts, portions and segments thereof.

“Target Subsidiary” means a Subsidiary of Target.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Target Technology” means all Target Products and all other Technology owned by or licensed to Target or purported to be owned by or licensed to Target (other than Off-the-Shelf Software) that is used by or on behalf of Target in connection with the conduct of the Target Business.

“Target Transaction Expenses” means the Transaction Expenses incurred by or owed by Target in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Target Transaction Expenses shall include any severance, change in control or similar payments or obligations payable by Target to any employee or other service provider of Target as a result of the Acquisition and the transactions contemplated hereby but shall not include any Assumed Liabilities or payments payable by Acquiror to any Identified Employee for periods after the Closing.

“Target USA Sub” has the meaning set forth in the introductory paragraph.

“Target Warrants” means warrants to purchase shares of Target Capital Stock.

“Target’s Current Facilities” has the meaning set forth in Section 3.15(b).

“Target’s Facilities” has the meaning set forth in Section 3.15(b).

“Tax” and “Taxes” have the meanings set forth in Section 3.16(a).

“Technology” means all tangible items constituting, disclosing or embodying any Intellectual Property, including all versions thereof and all technology from which such items were or are derived, including but not limited to (i) works of authorship (including software, firmware, games and middleware in source code and executable code form, architecture, databases, plugins, libraries, APIs, interfaces, algorithms and documentation); (ii) inventions (whether or not patentable), designs, discoveries and improvements; (iii) proprietary, confidential and/or technical data and information, Trade Secrets and know how; (iv) databases, data compilations and collections, and customer and technical data, (v) methods and processes, and (vi) devices, prototypes, designs, specifications and schematics.

“Trade Secrets” means all proprietary, confidential and/or non-public information, however documented, including all source code for software, including Target Source Code, and all trade secrets within the meaning of Applicable Law.

“Trademarks” means all (i) trademarks, service marks, logos, insignias, designs, trade dress, symbols, trade names and fictitious business names, emblems, signs, insignia, slogans, other similar designations of source or origin and general intangibles of like nature (including all applications and registrations for each of the foregoing), and (ii) all goodwill associated with or symbolized by any of the foregoing.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Transaction Expenses” means any fee, cost, expense, payment, expenditure, liability or other amount (incurred prior to the Closing) that: (a) relates to (i) the proposed disposition of all or a portion of the business of Target, or the process of identifying, evaluating and negotiating with prospective purchasers of all or a portion of the business of Target, (ii) the investigation and review conducted by Acquiror and its Representatives, and any investigation or review conducted by other prospective purchasers of all of a portion of the business of Target, with respect to the business of Target (and the furnishing of information to Acquiror and its Representatives and such other prospective purchasers and their Representatives in connection with such investigation and review), (iii) the negotiation, preparation, review, execution, delivery or performance of the Agreement (including the Target Disclosure Schedule), or any certificate, opinion, agreement or other instrument or document delivered or to be delivered in connection with this Agreement or the transactions contemplated hereby, (iv) the preparation and submission of any filing or notice required to be made or given in connection with the Acquisition or any of the other transactions contemplated by this Agreement, and the obtaining of any consent required to be obtained in connection with any of such transactions, or (v) the consummation of the Acquisition or any of the transactions contemplated by this Agreement; or (b) arises or is expected to arise, is triggered or becomes due or payable, in whole or in part, as a result of the consummation (whether alone or in combination with any other event or circumstance) of the Acquisition or any of the other transactions contemplated by this Agreement, in each case, only to the extent such item is not triggered in whole or in part by any action taken by Acquiror or any of its Affiliates following the Closing.

“Transfer Tax Contest” has the meaning set forth in Section 6.11(c).

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, use and occupation, registration, value added, goods and services and other such Taxes, and all conveyance fees, recording charges and such other similar taxes and fees and charges (including any additions to tax, penalties and interest) incurred in connection with the consummation of the purchase and sale of the Purchased Assets.

“Transition Services Agreement” has the meaning set forth in Section 7.2(q).

“Viruses” has the meaning set forth in Section 3.8(j).

“Work” means any license, distribution model or other agreement for software, libraries or other code (including middleware and firmware).

2. Purchase & Sale of Purchased Assets.

2.1 Purchased Assets. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements of Target contained herein, at the Closing, Target shall sell, convey, transfer, assign and deliver to Parent Acquiror (or Subsidiary Acquiror, if so designated by Parent Acquiror), and Acquiror shall purchase and acquire (and shall cause Subsidiary Acquiror, if so designated by Parent Acquiror, to purchase and acquire) from Target, free and clear of all Encumbrances, all of Target’s right, title and interest in and to all of the following Assets (collectively, the “Purchased Assets”):

(a) Each of the leases for real property set forth and described on Schedule 2.1(a) attached hereto (the “Assigned Leases”);

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(b) All Tangible Personal Property other than (i) the Excluded Tangible Personal Property; and (ii) automobiles (the “Assigned Tangible Personal Property”);

(c) Except for the Retained Rights, all Target Owned Intellectual Property (other than Trademarks and domain names), including, for the avoidance of doubt, all Target Owned Intellectual Property in and to the Commercially Released Target Products, and all rights to sue for or assert claims against and remedies against past, present or future infringements or misappropriation of any or all of the Target Owned Intellectual Property (other than Trademarks and domain names) and rights of priority and protection of interests therein and to retain any and all amounts therefrom;

(d) Except for the Retained Rights, all Target Technology owned by Target (including all Target Products) and Target Source Code;

(e) All Contracts that are set forth on Schedule 2.1(e) (the “Assigned Contracts”);

(f) All data, records, files, manuals, blueprints and other documentation in respect of the other Purchased Assets, the Assumed Liabilities and/or the Hired Employees (the “Assigned Records”);

(g) All Off-the-Shelf Software other than the Excluded Off-the-Shelf Software;

(h) All Prepaid Expenses other than the Excluded Prepaid Expenses;

(i) All of the other Assets owned by Target except for the Excluded Other Assets; and

(j) All goodwill associated with any of the foregoing Purchased Assets.

All software (whether in object code or source code form), firmware, middleware, databases, plugins, libraries, APIs, interfaces and algorithms included in the Purchased Assets shall be delivered via remote electronic transmission. To the extent Purchased Assets consist of storage media on which a tangible embodiment of an asset transferred via remote electronic transmission as described in the preceding sentence or Section 6.19 resided, then following such transmission such asset shall be removed from such storage media prior to the transfer of such storage media to Acquiror.

2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, other than the Purchased Assets, no other Assets owned or used by Target (collectively, the “Excluded Assets”) shall be part of the sale and purchase contemplated hereunder or be part of the Purchased Assets, and shall remain the property of Target after the Closing, including but not limited to:

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(a) All data, records, files, manuals, blueprints, minute books, stockholder records, corporate seals and other documentation of Target, other than the Assigned Records;

(b) Any shares of capital stock or other equity securities of any Target Subsidiary held by Target;

(c) Any shares of capital stock or other equity securities of Target held by Target in treasury;

(d) Originals of all personnel records and other records that Target is required by Law to retain in its possession;

(e) All Contracts to which Target is a party or is otherwise bound, other than the Assigned Contracts (the “Excluded Contracts”), provided, that for further clarity, all customer Contracts to which Target is a party shall be considered Excluded Contracts;

(f) All accounts receivable (including royalty receivables) and notes receivable of Target;

(g) All cash, cash equivalents on hand or in bank accounts and short term investments of Target;

(h) The Retained Rights;

(i) All Trademarks and domain names;

(j) All Tangible Personal Property that is set forth on Schedule 2.2(j) (the “Excluded Tangible Personal Property”);

(k) All Off-the-Shelf Software that is set forth on Schedule 2.2(k)(the “Excluded Off-the-Shelf Software”);

(l) All Prepaid Expenses that are set forth on Schedule 2.2(l) (the “Excluded Prepaid Expenses”);

(m) All of the other Assets owned by Target set forth on Schedule 2.2(m) (the “Excluded Other Assets”);

(n) All of Target’s rights under this Agreement or any Contract entered into in connection with the Acquisition;

(o) Any and all policies of insurance, whether with respect to the Purchased Assets or otherwise, maintained or managed through Target including general liability, property, casualty, workers’ compensation and product liability and all policies of insurance covering any Target Employee Plan;

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(p) Any and all assets, properties, rights and interests relating to any Target Employee Plan;

(q) Any claims for refunds or credits with respect to any Taxes paid or incurred by Target, any prepaid Taxes of Target and any other rights related to Taxes of Target; and

(r) Subject to the [****] Agreement, all claims, defenses deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, counterclaims and rights of recoupment related to the subject matter or Contracts involving any Legal Proceeding against Target, including as a result of an indemnification claim under this Agreement or any of the other agreements entered into connection with the transactions contemplated by this Agreement.

2.3 Assumed Liabilities. Except for the Assumed Liabilities, neither Parent Acquiror nor Subsidiary Acquiror shall, by virtue of its purchase of the Purchased Assets, assume or become responsible for any Liabilities of Target or any other Person. Upon and subject to the terms, conditions, representations and warranties of Target contained herein, and subject to Section 2.4, Parent Acquiror (or Subsidiary Acquiror, if so designated by Parent Acquiror) hereby assumes and agrees to pay, perform, and discharge when due only the Liabilities of Target (collectively, the “Assumed Liabilities”): (a) under the Assigned Contracts that, by the terms of such Assigned Contracts, arise after the Closing, relate to periods following the Closing and are to be observed, paid, performed or discharged, as the case may be, in each case at any time after the Closing Date; (b) in respect of any France Employee whether or not such France Employee accepts employment with Acquiror or any of its Affiliates, including any Liability arising under any Target Employee Plan (other than Target’s 2007 Equity Incentive Plan) or Applicable Law with respect to each France Employee; and (c) in respect of all Transfer Taxes.

2.4 Retained Liabilities. Except for the Assumed Liabilities and except to the extent provided in Section 6.11, neither Parent Acquiror nor Subsidiary Acquiror shall assume or be deemed to have assumed, and shall have no Liability for, any Liabilities, Taxes or Contracts of Target of any kind, character or description, whether accrued, absolute, contingent or otherwise, it being understood that Acquiror is expressly disclaiming any express or implied assumption of any Liabilities other than the Assumed Liabilities. Notwithstanding Section 2.3 or any other provision contained herein, and regardless of whether any of the following may be disclosed to Parent Acquiror, Subsidiary Acquiror or any of their respective Representatives or otherwise or whether Parent Acquiror, Subsidiary Acquiror or any of their Representatives may have actual knowledge of the same, neither Parent Acquiror nor Subsidiary Acquiror shall assume, and Target shall pay, perform, and discharge when due and remain exclusively liable for all Liabilities of Target other than the Assumed Liabilities (collectively, the “Retained Liabilities”), including, but not limited to:

(a) any Liability of Target that is not an Assumed Liability;

(b) any Liability of Target with respect to the Excluded Assets;

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(c) except to the extent provided in Section 2.9 and Section 6.11 and except for Transfer Taxes, any Liability of Target for Taxes, including: (i) any Taxes arising as a result of Target’s operation of Target’s businesses or ownership of the Purchased Assets prior to the Closing; (ii) any deferred Taxes of any nature; and (iii) any Tax or social insurance Liabilities in connection with the exercise of any Target Options granted by Target Holdings or the sale of any Target Stock;

(d) any Liability of Target, its Affiliates or ERISA Affiliates under the Target Employee Plans (including Target’s 2007 Equity Incentive Plan), except any Liability arising under any Target Employee Plan (other than Target’s 2007 Equity Incentive Plan) in respect of any France Employee;

(e) any Liability under any Assigned Contract which arises after the Closing but which arises out of or relates to a breach of such Contract by Target occurring prior to the Closing;

(f) any Liability arising out of any transaction affecting Target, or obligations incurred by Target, after Closing;

(g) any Liability (including severance payments or otherwise that become payable in connection with an Employee’s (other than any France Employee) termination of employment by Target) which may be owed, or which has otherwise accrued (including without limitation all unused vacation time accrued), with respect to any Employee or former Employee of Target (other than any France Employee) as of the Closing (or which relates to any period prior to Closing, including severance payments that become payable in connection with an Employee’s (other than any France Employee) termination of employment by Target) under any policy of Target, as well as under any other employment, severance, retention or termination policy, Contract or Applicable Law in relation to any Employee or former Employee of Target (other than any France Employee) or arising out of or relating to any Employee or former Employee (other than any France Employee) grievance with respect to Target, in each case, only to the extent such Liability is not triggered in whole or in part by any action taken by Acquiror or any of its Affiliates following the Closing;

(h) any Liability of Target to any Stockholder or Affiliate of Target, including, but not limited to any Liability relating to dividends, distributions, redemptions, or other rights with respect to any securities of Target;

(i) except as otherwise set forth in the [****] Agreement, any Liability of Target arising out of any claims pending as of the Closing or arising out of any claims commenced after the Closing and arising out of, or relating to, any Excluded Asset or event or occurrence happening prior to the Closing; or

(j) any Liability of Target under this Agreement or any other Contract entered into in connection with the Acquisition, including Target Transaction Expenses.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

2.5 Purchase Price; Payment of Purchase Price.

(a) The aggregate consideration for the Purchased Assets and Target’s businesses related thereto shall be the assumption of the Assumed Liabilities and [****] (collectively, the “Purchase Price”). For avoidance of doubt, the Purchase Price will not be reduced by the amount of Transfer Taxes payable by Parent or any of its Affiliates pursuant to Section 6.11(c).

(b) At Closing, the applicable Acquiror shall pay to (i) Target Holdings, Target Holdings’ portion of the Purchase Price (as set forth in the Purchase Price Target Allocation); (ii) Target France Sub, Target France Sub’s portion of the Purchase Price (as set forth in the Purchase Price Target Allocation) less the Escrow Amount; (iii) Target USA Sub, Target USA Sub’s portion of the Purchase Price (as set forth in the Purchase Price Target Allocation ), in each case, via wire transfer of immediately available funds to accounts which shall be specified by Target Holdings to Parent Acquiror prior to the Closing. If Acquiror is required to make a withholding or deduction for or on account of Taxes on any portion of the Purchase Price received or receivable hereunder by Target, the amount payable under this Agreement will be increased to the amount which, after making the Tax deduction or withholding, will leave an amount equal to the payment which would have been due if no Tax deduction or withholding had been required.

(c) Acquiror shall execute and deliver an Assignment and Assumption Agreement, a form of which is attached hereto as Exhibit D (the “Assignment and Assumption Agreement”), evidencing the assignment by Target of certain of the Purchased Assets and the assumption by Acquiror of the Assumed Liabilities.

2.6 Allocation of Purchase Price. Acquiror and Target agree that the Purchase Price and the Assumed Liabilities shall be allocated in accordance with Schedule 2.6 (the “Purchase Price Allocation”). Acquiror and Target shall (and shall cause their Affiliates to) report the Purchase Price Allocation in the filing of all Returns, including IRS Form 8594 and any supplemental or amended Form 8594 (and in the filing of any similar state, local or foreign Returns). Adjustments to the Purchase Price shall be allocated by the Parties in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and subject to Applicable Law, if any. The parties agree that the net present value of the Paris Lease is [****] and the net present value of the Sofia Lease is [****].

2.7 Closing. The closing of the Acquisition (the “Closing”) shall take place at such time mutually agreed upon by Acquiror and Target, but no later than two (2) business days after the satisfaction or waiver of each of the conditions set forth in Section 7 hereof (other than those conditions that are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions at the Closing) (the “Closing Date”). The Closing shall take place at the offices of DLA Piper LLP (US), 4365 Executive Drive, Suite 1100, San Diego California 92121, or at such other location as the parties hereto agree.

2.8 Escrow. On the Closing Date, Parent Acquiror shall deposit the Escrow Amount with the Escrow Agent for the purpose of securing the obligations of Target under Section 9 of this Agreement. The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

2.9 Prorations.

(a) The following prorations relating to the Purchased Assets will be made as of the Closing Date, with all rights and obligations applicable to Target to the extent such items relate to any time period on or prior to the Closing Date, and all rights and obligations applicable to Acquiror to the extent such items relate to periods beginning after the Closing Date:

(i) With respect to the Assigned Leases, deposits, prepaid rents, additional rents, Taxes and other items payable thereunder;

(ii) The amount of rents, Taxes and charges for sewer, water, telephone, electricity and other utilities relating to the real property subject to the Assigned Leases; and

(iii) All unpaid accrued salary, wages, bonuses, MBO payments, commissions, promised relocation benefits and other remuneration, as well as all unused RTT days accrued and unused vacation time accrued, in each case, for all France Employees and all other Hired Employees, together with the employer portion of any Tax withholdings thereon;

(b) Except as otherwise agreed by Acquiror and Target in writing, the net amount of all such prorations will be settled and paid on the Closing Date. If the Closing shall occur before a real estate Tax rate is fixed, the apportionment of Taxes shall be based upon the tax rate for the preceding year applied to the latest assessed valuation. All other Taxes shall be allocated in accordance with Section 6.11hereof.

3. Representations and Warranties of Target. Target represents and warrants to Acquiror that the statements contained in this Section 3 are true and correct, except as disclosed in a document of even date herewith and delivered by Target to Acquiror on the date of this Agreement referring to the representations and warranties in this Agreement (the “Target Disclosure Schedule”). The Target Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3, and the disclosure in any such numbered and lettered Section of the Target Disclosure Schedule shall qualify only the corresponding subsection in this Section 3 (except to the extent disclosure in any numbered and lettered Section of the Target Disclosure Schedule is readily apparent on its face to apply to another numbered and lettered Section of the Target Disclosure Schedule).

3.1 Organization, Standing and Power; Subsidiaries.

(a) Target Holdings and each Target Subsidiary is a legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority, could reasonably be expected to have a Material

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Adverse Effect on Target. Target has delivered to Acquiror a true and correct copy of (i) the Amended and Restated Certificate of Incorporation of Target Holdings (as amended, the “Restated Certificate”) and the Bylaws of Target Holdings (as amended, the “Bylaws”), and (ii) the Organizational Documents of each Target Subsidiary, each as amended to date, and each as so delivered is in full force and effect. Neither Target Holdings nor any Target Subsidiary is in violation of any of the provisions of its Organizational Documents. Section 3.1(a) of the Target Disclosure Schedule sets forth all jurisdictions in which Target Holdings or any Target Subsidiary is, or has been, required to be qualified, authorized, registered or licensed to do business as a foreign corporation or other legal entity. Target Holdings is not subject to Section 2115(b) of the California Corporations Code.

(b) Section 3.1(b) of the Target Disclosures Schedule sets forth a complete list of all of the Target Subsidiaries.

3.2 Authority.

(a) Target has all requisite corporate power and authority to enter into this Agreement and subject to adoption by the Stockholders of this Agreement and approval by Stockholders of the Acquisition, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target. The affirmative vote of the holders of (i) a majority of the outstanding shares of Target Capital Stock, voting together as a single class on an as-converted basis, and (ii) at least 66 2/3% of the outstanding shares of Target Preferred Stock, voting together as a single class on an as-converted basis, are the only approvals necessary of the holders of Target Capital Stock to approve and adopt this Agreement and the transactions contemplated hereby, and no other vote or consent of the holders of any of the holders of Target Capital Stock or the capital stock of any Target Subsidiary is necessary under Delaware Law, the laws of each Target Subsidiary’s respective jurisdiction of organization or the Restated Certificate or Organizational Documents of any Target Subsidiary. The Board of Directors of Target has unanimously (i) approved this Agreement and the Acquisition, (ii) determined that in its opinion the Acquisition is expedient and for the best interests of Target, and (iii) recommended that the Stockholders approve this Agreement and the Acquisition.

(b) This Agreement has been duly executed and delivered by Target, assuming the due execution and delivery by Acquiror, constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement by Target does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under any provision of the Organizational Documents of Target Holdings or any Target Subsidiary.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

3.3 Governmental Authorization.

(a) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by Target in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably expected to have a Material Adverse Effect on Target and would not reasonably be expected to prevent, or materially alter or delay, any of the transactions contemplated by this Agreement; and (iii) such filings and consents as may be required under HSR and foreign anti-trust laws.

(b) Target has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (a) pursuant to which Target currently operates or holds any interest in any of its respective properties; or (b) that is required for the operation of Target’s businesses or the holding of any such interest and all of such authorizations are in full force and effect, in each case, except where the failure to obtain or have any such authorizations would not reasonably be expected to have a Material Adverse Effect on Target.

3.4 Financial Statements. Target has delivered to Acquiror its audited financial statements on a consolidated basis for the fiscal years ended December 31, 2010, 2011 and 2012, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis for the six-month period ended June 30, 2013 (collectively, the “Target Financial Statements”). The Target Financial Statements have been prepared in accordance with GAAP (except that the unaudited financial statements do not contain footnotes and are subject to normal recurring year-end audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse) applied on a consistent basis throughout the periods presented and consistent with each other. The Target Financial Statements fairly present in all material respects the consolidated financial condition, operating results and cash flow of Target as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of the unaudited Target Financial Statements.

3.5 Absence of Certain Changes. From June 30, 2013 (the “Target Balance Sheet Date”) through the date of this Agreement, Target has conducted its businesses in the ordinary course consistent with past practice and except as set forth on Section 3.5 of the Target Disclosure Schedule there has not occurred:

(a) any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect on Target;

(b) any acquisition, sale or transfer of any material asset of Target other than in the ordinary course of business and consistent with past practice;

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(c) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its assets;

(d) any Material Contract entered into by Target, other than in the ordinary course of business and as provided to Acquiror, or any material amendment (other than in the ordinary course of business and as provided to Acquiror) or termination of, or default under, any Material Contract to which Target is a party or by which Target is bound;

(e) any amendment or change to the Organizational Documents of Target Holdings or any Target Subsidiary;

(f) any negotiation or agreement by Target to do any of the things described in the preceding clauses (a) through (e) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

3.6 Reserved.

3.7 Litigation.

(a) There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, foreign or domestic, or, arbitrator, or, to the Knowledge of Target, overtly threatened against Target or any of the Purchased Assets. There is no judgment, injunction, decree or order against Target.

(b) There is no proceeding pending or, to Target’s Knowledge, overtly threatened, nor has any claim or demand been made that challenges (i) the right, title or interest of Target in, to or under the Target Intellectual Property in which Target has (or purports to have) any right, title or interest; (ii) the validity, enforceability or claim construction of any Patents comprising such Target Intellectual Property; or (iii) alleges infringement, contributory infringement, inducement to infringe, misappropriation or unlawful use by Target of Target Intellectual Property of any other third party.

3.8 Intellectual Property.

(a) Target Intellectual Property Rights.

(i) Disclosure of Certain Intellectual Property. Section 3.8(a)(i) of the Target Disclosure Schedule is a complete and accurate list of: (A) all Target Registered Intellectual Property, grouped by Patents (including withdrawn, lapsed, abandoned or expired Patents), Trademarks, Copyrights, and domain names; and (B) all other Target Owned Intellectual Property (other than Trade Secrets), including common law Trademarks; and setting forth for each of the foregoing as applicable, the nature of the right, title or interest held by Target, and the title, application number, filing date, jurisdiction, and registration number for each item of Intellectual Property.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(ii) Enforceability; No Challenges. Each item of Target Registered Intellectual Property is subsisting and in good standing, and to Target’s Knowledge, valid and enforceable. To Target’s Knowledge, there are no facts, information, or circumstances, including any facts or information that would constitute prior art, that would render any of the Target Registered Intellectual Property invalid or unenforceable, or would preclude the issuance of or otherwise affect any pending application for any Target Registered Intellectual Property. Target has not misrepresented, or failed to disclose, any facts or information in any application for any Target Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any Target Registered Intellectual Property. With respect to each item of Target Registered Intellectual Property and each item of Target Licensed Intellectual Property that has been registered with a Registration Office and is exclusively licensed to Target, Target has not received notice of any inventorship challenge, opposition, cancellation, re-examination, interference, invalidity, unenforceability or other action or Legal Proceeding before any Registered Office relating to such Intellectual Property, nor to Target’s Knowledge, does there exist any fact that could lead to the commencement of any such action or proceeding.

(iii) Proper Filing. With respect to each item of Target Registered Intellectual Property, all necessary filing, examination, registration, maintenance, renewal and other fees and taxes have been paid, and all necessary documents and certificates have been filed with all relevant Registration Offices for the purposes of maintaining such Intellectual Property, in each case in accordance with Applicable Law. Section 3.8(a)(iii) of the Target Disclosure Schedule is a complete and accurate list of all actions that must be taken by Target within one hundred twenty (120) days of the Closing Date with respect to any of the Target Owned Intellectual Property, including payment of any filing, examination, registration, maintenance, renewal and other fees and taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting, preserving or renewing such Intellectual Property, in each case in accordance with Applicable Law.

(iv) Copyrights and Trademarks. With respect to all Copyrights, Trademarks and domain names included in the Target Registered Intellectual Property, each such item has not lapsed, expired or been abandoned. With respect to such Trademarks, Target has taken commercially reasonable and customary measures and precautions necessary to protect and maintain such Trademarks and the value of and goodwill associated with such Trademarks.

(v) Patents. With respect to all Patents included in the Target Registered Intellectual Property and all Patents for which Target had or has the right to prosecute and/or maintain the Patents in each case (A) such Patents have been prosecuted in good faith, (B) such Patents are not subject to any terminal disclaimer, (C) such Patents that are issued disclose patentable subject matter, (D) to Target’s Knowledge, such Patents that are pending patent applications disclose patentable subject matter, and (E) Target, and to Target’s Knowledge, their patent counsel, have complied with their duty of candor and disclosure to all Registration Offices with respect to such Patents and have made no misrepresentations in connection with the prosecution or maintenance of such Patents.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(vi) Trade Secrets. Target has taken measures and precautions reasonably necessary to protect and maintain the confidentiality and full value of all Trade Secrets included in the Target Intellectual Property. Target has not disclosed any Trade Secrets in which Target has (or purports to have) any right, title or interest (or any tangible embodiment thereof) to any Person without having such Person execute a written agreement regarding the non-disclosure and non-use thereof. All use, disclosure or appropriation by Target of any Trade Secret not owned by Target has been pursuant to the terms of a written agreement between Target and the owner of such Trade Secret, or is otherwise lawful. Target has not received any notice from any Person that there has been an unauthorized use or disclosure of any Trade Secrets included in the Target Intellectual Property. No Person that has received any Trade Secrets from Target has refused to provide to Target, after Target’s request therefor, a certificate of return or destruction of any documents or materials containing such Trade Secrets.

(b) Ownership of and Right to Use Target Intellectual Property; No Encumbrances.

(i) Target is the sole and exclusive owner of, and has good, valid and marketable title to, free and clear of all Encumbrances, all Target Owned Intellectual Property, and all Target Technology (except for Copyrights in Off-the-Shelf Software and other Technology licensed to Target on a non-exclusive basis and set forth in Section 3.8(b) of the Target Disclosure Schedule). Target has the sole and exclusive right to bring a claim or suit against any other Person for past, present or future infringement of Target Owned Intellectual Property. Target has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property to any Person, or permitted the rights of Target in any Target Intellectual Property to enter into the public domain.

(ii) Target has a valid, legally enforceable right to use, license, practice and otherwise exploit all Target Licensed Intellectual Property used by Target. The Target Intellectual Property constitutes all of the Intellectual Property used or currently proposed to be used or necessary in connection with the conduct of the Target Business including as necessary or appropriate to make, use, offer for sale, sell or import the Target Products.

(c) Agreements Related to Target Intellectual Property.

(i) Disclosure of Outbound Licenses. Section 3.8(c)(i) of the Target Disclosure Schedule is a complete and accurate list or description of all Contracts pursuant to which Target or any existing or future Affiliate of Target granted or is required to grant to any Person (including, without limitation, any Affiliate of Target) any right under or license, any covenant not to assert or sue or other immunity from suit under or any other rights, to any current or future Intellectual Property (excluding evaluation and nondisclosure agreements), or where Target or any existing or future Affiliate of Target has undertaken or assumed any obligation to assert any current or future Intellectual Property against any Person prior to asserting any Intellectual Property against any other Person or any obligation to exhaust remedies as to any Intellectual Property against one or more Persons prior to seeking remedies against any other Person.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(ii) Disclosure of Inbound Licenses. Section 3.8(c)(ii) of the Target Disclosure Schedule is a complete and accurate list of all Contracts (other than Contracts for Public Software and Off-the-Shelf Software) pursuant to which any Person granted or is required to grant to Target or any existing or future Affiliate of Target any right under or license to, any covenant not to assert or sue or other immunity from suit under or any other rights to any current or future Intellectual Property (excluding evaluation and nondisclosure agreements), or where Target is the beneficiary of a covenant or obligation not to assert any Intellectual Property against Target or any existing or future Affiliate of Target prior to asserting such Intellectual Property against any other Person or a covenant or obligation to exhaust remedies as to particular Intellectual Property against any Person prior to seeking remedies against Target. Target has not been granted any exclusive licenses or rights with respect to any Intellectual Property.

(iii) Disclosure of Other Intellectual Property Agreements. Section 3.8(c)(iii) of the Target Disclosure Schedule is a complete and accurate list, grouped by subsection, of all Contracts as follows: (A) regarding joint development of any products, Target Products or Technology; (B) by which Target or any existing or future Affiliate of Target grants, granted or is required to grant any ownership right or title to any Intellectual Property, (C) by which Target is assigned or granted an ownership interest in any Intellectual Property (other than written agreements with employees and independent contractors that assign or grant to Target ownership of Intellectual Property developed in the course of providing services to Target); (D) under which Target grants or receives an option or right of first refusal or negotiation relating to any Intellectual Property; (E) under which any Person is granted any right to access Target Source Code or to use Target Source Code, including the right to create derivative works of Target Products; (F) pursuant to which Target has deposited or is required to deposit with an escrow agent or any other Person the Target Source Code or other Technology or the execution of this Agreement or the consummation of any of the transactions contemplated hereby could reasonably be expected to result in the release or disclosure of the Target Source Code; and (G) limiting Target’s ability to transact business in any market, field or geographical area or with any Person (other than Contracts for Public Software and Off-the-Shelf Software), or that restricts the use, sale, transfer, delivery or licensing of any Target Owned Intellectual Property or Target Products (other than Contracts for Public Software and Off-the-Shelf Software), including any covenant not to compete.

(iv) Royalties. Except as set forth in Section 3.8(c)(iv) of the Target Disclosure Schedule, Target has no obligation to pay any royalties, license fees or other amounts or provide or pay any other consideration to any Person (other than salaries paid to employees by Target in accordance with Target’s standard form of employee agreement, as applicable) for the use, exploitation, practice, development, licensing, sale or disposition of any Target Intellectual Property (or any tangible embodiment thereof) or Target Product.

(v) Indemnification. Except as set forth in Section 3.8(c)(v) of the Target Disclosure Schedule, Target has not entered into any Contract to defend, indemnify or hold harmless any Person against any charge of infringement of any Intellectual Property.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(vi) No Breach. Neither Target nor, to Target’s Knowledge, any other Person is in material breach of any Assumed Contract described in this Section 3.8(c) and Target has not notified any Person and no Person has notified Target of any such breach.

(vii) No Affiliate Licenses. There are no Contracts pursuant to which Target or any existing or future Affiliate of Target granted or is required to grant to any Person any rights under the Intellectual Property of any Affiliate of Target (other than Intellectual Property owned or controlled by Target as of the Closing Date).

(d) Public Software.

(i) Section 3.8(d) of the Target Disclosure Schedule is a complete and accurate list of the following:

(A) each Target Product currently offered, sold or distributed by Target and each Target Product currently in development (including all Target software, firmware and middleware) by name that is Public Software or that is derived from in any manner (in whole or in part) or that links to, includes, forms any part of, relies on, is distributed with, incorporates or contains any Public Software;

(B) identification of each such Public Software and the Target Product;

(C) the name of the license agreement containing the Open License Terms applicable to each such Target Product and Public Software or a reference to where the Open License Terms may be found (e.g., a link to a site that has the applicable Open License Terms);

(D) whether such Public Software has been distributed by Target or only used internally by Target;

(E) whether Target has modified any such Public Software; and

(F) a description of how Public Software is linked to or with or used within the Target Products (e.g., dynamically, statically, etc.).

(ii) Except as set forth in Section 3.8(d) of the Target Disclosure Schedule, no Public Software was or is used in connection with the development of any Target Product where such use resulted in any portion of such Public Software being included in the Target Product and no Public Software has been distributed with, in whole or in part, any Target Product. Target is in material compliance with all Open License Terms applicable to any Public Software licensed to or used by Target. Target has not received any notice alleging that Target is in violation or breach of any Open License Terms. None of the inventions claimed in any of the Patents included in the Target Owned Intellectual Property are practiced by any of the software described in Section 3.8(d) of the Target Disclosure Schedule and, to Target’s Knowledge, none of the inventions claimed in any of the Patents included in the Target Owned Intellectual Property are practiced by or infringed by any other software that is Public Software. The information disclosed by Target to Acquiror regarding Public Software has been and is complete and accurate in all respects.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(e) No Third Party Rights in Target Intellectual Property. Except as set forth in Section 3.8(e) of the Target Disclosure Schedule:

(i) No Joint Ownership. Target does not jointly own, license or claim any right, title or interest with any other Person of any Target Owned Intellectual Property.

(ii) No Employee Ownership. No current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of Target has any right, title or interest in, to or under any Target Intellectual Property or Target Technology that has not been either (A) irrevocably assigned or transferred to Target or (B) licensed (with the right to grant sublicenses) to Target under an exclusive, irrevocable, worldwide, royalty free, fully paid and assignable license.

(iii) No Challenges. No Person has challenged or threatened to challenge and no Person has asserted or threatened a claim or made a demand, nor, to Target’s Knowledge, is there any pending Legal Proceeding or threatened nor are there any facts which could give rise to any such challenge, claim, demand or Legal Proceeding, which would adversely affect (A) Target’s right, title or interest in, to or under the Target Intellectual Property or Target Technology, (B) any Contract, license or other arrangement under which Target claims any right, title or interest under the Target Intellectual Property or Target Technology or restricts the use, manufacture, transfer, sale, delivery or licensing by Target of any Target Intellectual Property or Target Products, or (C) the validity, enforceability or claim construction of any Patents. Target has not received any notice regarding any such challenge, claim, demand or Legal Proceeding.

(iv) No Restrictions. Target is not subject to any Legal Proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing by Target of the Target Intellectual Property, the use, manufacture, transfer, sale, importation or licensing of any Target Products, or which might affect the validity, use or enforceability of any Target Intellectual Property.

(v) No Infringement by Other Persons. To Target’s Knowledge, no Target Owned Intellectual Property or Target Licensed Intellectual Property that is exclusively licensed to Target has been infringed, misappropriated or violated by any Person.

(f) No Infringement by Target. The conduct of the Target Business, including the making, using, offering for sale, selling, distributing and/ or importing of any Target Product does not and will not infringe, constitute contributory infringement, inducement to infringe, misappropriation or unlawful use of Intellectual Property of any Person. No Person has asserted or threatened a claim, and to Target’s Knowledge there are no facts that could give rise to a claim, nor has Target received any notification, that the Target Business or any Target Technology (or the any Intellectual Property embodied in the Target Technology) infringes,

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

constitutes contributory infringement, inducement to infringe, misappropriation or unlawful use of any Person’s Intellectual Property. No Person has notified Target that Target requires a license to any Person’s Intellectual Property and Target has not received any unsolicited written offer to license (or any other notice of) any Person’s Patents. Target has not obtained any non-infringement, freedom to operate, clearances or invalidity opinions from counsel (inside or outside counsel) regarding the Target Business or any Target Product. Target has identified to Acquiror each such opinion prepared by or on behalf of Target.

(g) Employee and Contractor Agreements. Except as set forth in Section 3.8(g)(i) of the Target Disclosure Schedule, all current and former employees, consultants and independent contractors of Target, including those who are or were involved in, or who have contributed in any manner to the creation or development of any Target Intellectual Property or Target Technology have executed and delivered to Target a written agreement (containing no exceptions to or exclusions from the scope of its coverage) regarding the protection of proprietary information and the irrevocable assignment to Target of such Intellectual Property and Technology that is substantially identical to the forms of invention assignment, employment, independent contractor, consulting services and/or other written agreements, as applicable, previously delivered by Target to Acquiror. To Target’s Knowledge, no current or former employee, consultant or independent contractor is in violation of any term of any such agreement, or any other agreement relating to the relationship of any such employee, consultant or independent contractor with Target. Section 3.8(g)(ii) of the Target Disclosure Schedule sets forth a complete and accurate list of all consultants and independent contractors used by Target in connection with the conception, reduction to practice, creation, derivation, development, or making of the Target Intellectual Property and Target Technology.

(h) Reserved.

(i) No Release of Source Code. Except as disclosed as required under Section 3.8(i) of the Target Disclosure Schedule, Target has not disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, any Target Source Code, except for disclosures to employees, independent contractors or consultants under binding written agreements that prohibit use or disclosure except in the performances of services for Target. No event has occurred, and to Target’s Knowledge, no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of the Target Source Code.

(j) No Viruses in Target Products. No Target Products contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data (“Viruses”). Target has taken steps reasonably necessary to prevent the introduction of Viruses into Target Technology.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(k) No Standards Bodies. Except as set forth in Section 3.8(k) of the Target Disclosure Schedule, Target is not now nor has it ever been, and no previous owner of any Target Owned Intellectual Property or Target Technology owned or purported to be owned by Target was during the duration of their respective ownership, a member or promoter of, or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that could or does require or obligate Target or the previous owner to grant or offer to any other Person any license or other right to the Target Owned Intellectual Property or Target Technology, including any future Technology and Intellectual Property developed, conceived, made or reduced to practice by Target or any Affiliate of Target after the Closing Date.

(l) No Government Funding. Except as set forth in Section 3.8(l) of the Target Disclosure Schedule, no funding, facilities, resources or personnel of any Governmental Entity or any university, college, other educational institution, multi-national, bi-national or international organization or research center was used in connection with the development or creation, in whole or in part, of any Target Owned Intellectual Property or Target Technology.

(m) No Limits on Acquiror’s Rights. The execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby, the consummation of the transactions contemplated by this Agreement or such ancillary agreements and the satisfaction of any Closing condition set forth herein will not contravene, conflict with or result in any termination of or new or additional limitations on the Acquiror’s right, title or interest in or to the Target Intellectual Property, nor will it cause: (i) Target to grant to any other Person any right to or with respect to any Intellectual Property owned by, or licensed to Target, (ii) Target to be bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) Target to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property of any Person in excess of those payable by Target in the absence of this Agreement or the transactions contemplated hereby.

(n) Transferability of Intellectual Property. All Target Owned Intellectual Property is fully transferable, alienable and licensable by Target without restriction and without obligation to make further payment of any kind (excluding government issued taxes, duties or charges) to any other Person.

(o) Obligations with respect to FlexNoc 3.0 and Gladiator. Target has not delivered or otherwise distributed to any Person, and Target has no obligation to deliver or otherwise distribute to any Person, the Target Products known as “FlexNoc version 3.0” or “Gladiator.”

(p) Intra-Company IP Agreements. A complete and accurate list of each Intra-Company IP Agreement, together with a brief description of each, is set forth in Section 3.8(p) of the Target Disclosure Schedule.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

3.9 Target Products.

(a) A complete and accurate list of each of the Target Products offered for license by Seller since October 1, 2011, together with a brief description of each, is set forth in Section 3.9 of the Target Disclosure Schedule.

(b) The Commercially Released Target Products are the only Target Products that have been sold, licensed, leased, delivered or otherwise made available by Target to any Person and the only technology that Target has used in the provision of all services provided by or on behalf of Target to any Person (including all installation services, programming services, integration services, repair services, maintenance services, support services, training services and upgrade services) on or during the two (2) year period prior to the Closing Date. The Commercially Released Target Products conform and comply with the terms and requirements of all applicable contractual obligations, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), packaging, advertising and marketing materials, product or service specifications and documentation, and Applicable Law.

(c) No customer or other Person has asserted or threatened to assert any claim against Target under or based upon any contractual obligation or warranty provided by or on behalf of Target, including with respect to any Target Products.

(d) Section 3.9(d) of the Target Disclosure Schedule sets forth a list identifying and describing all known bugs, errors and defects, which exist as of September 24, 2013 in the Target Products. Target has disclosed in writing to Parent Acquiror all information relating to any known problem or known issue with respect to any of the Target Products that adversely affects, or may reasonably be expected to adversely affect, the value, functionality or fitness for the intended purpose of such Target Products. Without limiting the generality of the foregoing, during the two (2) year period prior to the date hereof (i) there have been no written claims (not including customer communications made in the ordinary course) asserted against Target or to Knowledge of Target against any of Target’s distributors or customers in each case related to the Target Products; and (ii) Target has not recalled or been required to recall any Target Products.

3.10 Privacy; Security Measures. Target has complied in all material respects with all Applicable Law, contractual obligations and Target’s privacy policies, if any, relating to the collection, storage, use, disclosure and transfer of any personally identifiable information collected by or on behalf of Target, and have taken appropriate and industry standard measures reasonably necessary to protect and maintain the security and confidential nature of such personally identifiable information. Target has implemented and maintained, consistent with industry standard practices and its contractual and other obligations to other Persons, security and other measures reasonably necessary to protect all computers, networks, software and systems included in the Purchased Assets from Viruses and unauthorized access, use or modification, or other misuse.

3.11 Minute Books. The minute books of Target Holdings and each Target Subsidiary contain a complete and accurate summary in all material respects of all meetings of directors and stockholders or actions by written consent since the time of incorporation through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects. All such minutes have been provided to Acquiror.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

3.12 Material Contracts.

(a) All of the Material Contracts of Target are listed in Section 3.12 of the Target Disclosure Schedule and a true, correct and complete copy of each such Material Contract has been delivered to Acquiror. With respect to each Assigned Contract: (i) such Assigned Contract is legal, valid, binding and enforceable and in full force and effect with respect to Target, and, to Target’s Knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (ii) neither Target nor, to Target’s Knowledge, any other party is in material breach or default.

(b) “Material Contract” means any Contract to which Target is a party as of the date of this Agreement:

(i) that is required to be listed in Section 3.8 of the Target Disclosure Schedule; or

(ii) that is an Assigned Contract or an Assigned Lease.

(c) Except for the consents set forth in Section 3.12(c) of the Target Disclosure Schedule (the “Required Contract Consents”), no prior consent of any party to an Assigned Contract is required for the consummation by Target of the transactions contemplated hereby to be in compliance with the provisions of such Assigned Contract or to avoid the termination of, the loss of any right under or the incurrence of any obligation under, such Assigned Contract. Target has made available to Acquiror copies of all Assigned Contracts listed on the Target Disclosure Schedule.

3.13 Real Estate. Each of the Assigned Leases is in full force and effect and is valid, binding and enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally; and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of each of the Assigned Leases has been provided to Acquiror. Target has paid all rents and service charges to the extent such rents and charges are due and payable under the Assigned Leases.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

3.14 Title to Property. Target has good and marketable title to the Purchased Assets (other than the Assigned Leases) free and clear of all Encumbrances, and with respect to the Assigned Leases, valid leasehold interests therein, free and clear of all Encumbrances. The Assigned Tangible Personal Property is in all material respects in good operating condition and repair, subject to normal wear and tear. Arteris, KK owns none of the Purchased Assets.

3.15 Environmental Matters.

(a) The following terms shall be defined as follows:

(i) “Environmental Laws” means any applicable foreign, federal, state or local governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, policies, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials (as defined in Section 3.15(a)(ii)), including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended (“CERCLA”), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended (“RCRA”).

(ii) “Hazardous Materials” means any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity. The term “Hazardous Materials” shall include any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

(b) Target is and has been in compliance with all Environmental Laws relating to the properties or facilities used, leased or occupied by Target in connection with the conduct of the Target Acquired Business at any time (collectively, “Target’s Facilities;” such properties or facilities currently used, leased or occupied by Target are defined herein as “Target’s Current Facilities”), and to Target’s Knowledge, no discharge, emission, release, leak or spill of Hazardous Materials has occurred at any of Target’s Facilities that may or will give rise to liability of Target under Environmental Laws. To Target’s Knowledge, there are no Hazardous Materials (including asbestos) present in the surface waters, structures, groundwaters or soils of or beneath any of Target’s Current Facilities. To Target’s Knowledge, there neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at Target’s Current Facilities.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

3.16 Taxes.

(a) As used in this Agreement, the terms “Tax” and, collectively, “Taxes” mean any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any Contract with any other Person with respect to such amounts including any liability for taxes of a predecessor entity.

(b) Target has prepared and timely filed (taking into account valid extensions of the applicable due date) all returns, estimates, information statements and reports required to be filed by or on behalf of Target with any taxing authority (“Returns”) relating to any and all Taxes concerning or attributable to Target or its operations for any period ending on or before the Closing Date and which are required to be filed (taking into account valid extensions of the applicable due date) as of the date hereof and such Returns are true and correct in all material respects and have been completed in accordance with Applicable Law. All Taxes due and owing (whether or not shown on any Return) have been paid when due.

(c) As of the date hereof, Target has, and as of the Closing Date, Target will have, (i) timely withheld from its employees, independent contractors, customers, stockholders, and other Persons from whom it is required to withhold Taxes in compliance with all Applicable Law, and (ii) timely paid all amounts so withheld to the appropriate Governmental Entity or taxing authority.

(d) Except as provided in Section 2.9 and Section 6.11, Target has paid to the appropriate Governmental Entity, or, if payment is not yet due, will pay, to the appropriate Governmental Entity all Taxes related to the Purchased Assets imposed on Target or for which Target could be liable, whether to taxing authorities or to other Persons (pursuant to a tax sharing agreement or otherwise) for all taxable periods ending on or before the Closing Date.

(e) No extension of time has been requested or granted for Target to file any Return related to the Purchased Assets that has not yet been filed or to pay any Tax related to the Purchased Assets that has not yet been paid. There are no presently outstanding waivers or extensions or requests for waiver or extension of the time to file any Return or pay and Taxes relating to the Purchased Assets.

(f) No Returns of Target have been audited by a Governmental Entity or taxing authority, nor is any such audit in process, and Target has not been notified in writing of any request for such an audit or other examination.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(g) Other than any consolidated Returns of Target, neither Target Holdings nor any Target Subsidiary has been a member of an affiliated group of corporations filing a consolidated U.S. federal income tax return.

(h) Target has made available to Acquiror copies of all Returns filed for all periods since the later of the inception of Target Holdings and the inception of any Target Subsidiary.

(i) None of the Purchased Assets to be sold by Target France Sub constitutes a “United States Real Property Interest” within the meaning of Section 897(c)(1) of the Code.

(j) There are (and immediately following the Closing there will be) no Encumbrances on the Purchased Assets.

(k) Target has collected and remitted to the appropriate Governmental Entity all sales and use or similar Taxes required to have been collected with respect to the Target Business.

(l) There is no agreement, plan, arrangement or other contract covering any employee or other service provider of Target (or any other entity treated as a member of Target’s affiliated group for purposes of Section 280G(d)(5) of the Code), including arrangements contemplated by this Agreement, that, considered individually or in the aggregate with any other such agreements, plans, arrangements or other contracts in existence as of the date of this Agreement, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or similar provisions of Applicable Law. There is no agreement, plan, arrangement or other contract by which Target is bound to compensate any Person for excise taxes paid pursuant to Section 4999 of the Code. Section 3.22 (cc) of the Target Disclosure Schedule lists all Persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date of this Agreement.

(m) No agreement, plan, or contract to be assumed by Acquiror is a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder). There is no agreement, plan, arrangement, or other contract by which Acquiror will be bound to compensate any Person for excise taxes paid pursuant to Section 4999 of the Code.

3.17 Employee Benefit Plans.

(a) Section 3.17(a) of the Target Disclosure Schedule contains an accurate and complete list, with respect to Target and any other Person under common control with Target within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder (collectively an “ERISA Affiliate”) of each material plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance,

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

termination pay, deferred compensation, performance awards, stock or stock-related options or awards, pension, retirement benefits, profit-sharing, savings, disability benefits, medical insurance, dental insurance, health insurance, life insurance, death benefit, other insurance, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or similar provisions of Applicable Law, which is maintained, contributed to, or required to be contributed to, by Target or any ERISA Affiliate for the benefit of any Identified Employee (collectively, the “Target Employee Plans”), and indicates whether such Target Employee Plan is a PEO Benefit Plan. Any Target Employee Plan that is not a PEO Benefit Plan is referred to in this Agreement as a “Sponsored Target Employee Plan.” Target has not made any plan or commitment to participate in any PEO Benefit Plan or Sponsored Target Employee Plan or to modify any PEO Benefit Plan or establish any new Sponsored Target Employee Plan (except to the extent required by Applicable Law or to conform any such PEO Benefit Plan or Target Employee Plan to the requirements of any Applicable Law, in each case as previously disclosed to Acquiror in writing, or as expressly required by this Agreement).

(b) Documents. Target has provided to Acquiror (i) correct and complete copies of all documents embodying each PEO Benefit Plan and Sponsored Target Employee Plan including all amendments thereto and all related trust documents (or a summary of any oral Target Employee Plan), (ii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, with respect to each Sponsored Target Employee Plan, (iii) all communications material to any employee or employees relating to any Sponsored Target Employee Plan relating to any amendments, terminations, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Target, (iv) all correspondence to or from any governmental agency relating to any Sponsored Target Employee Plan, (v) all discrimination tests for each Target Employee Plan for the three most recent plan years, (vi) the most recent IRS determination or opinion letter issued with respect to each PEO Benefit Plan or Sponsored Target Employee Plan that is intended to be tax-qualified in the United States and (vii) all rulings or notices issued by a governmental agency with respect to each Sponsored Target Employee Plan.

(c) Target Employee Plan Compliance. The Multiple Employer 401(k) Plan is the only Target Employee Plan that is intended to be qualified under Section 401(a) of the Code. The Multiple Employer 401(k) Plan is subject to a favorable determination, notification, advisory and/or opinion letter, as applicable, on which the employer is entitled to rely, as to its qualified status from the IRS. There are no actions, suits or claims pending or, to the Knowledge of Target, threatened or reasonably anticipated (other than routine claims for benefits) against any Sponsored Target Employee Plan, against the assets of Sponsored Target Employee Plan in connection with participation by an Identified Employee in any PEO Benefit Plan or Sponsored Target Employee Plan. There are no audits, inquiries or proceedings pending or to the Knowledge of Target or any ERISA Affiliates, threatened by the IRS, DOL, or any other governmental entity with respect to any Sponsored Target Employee Plan. None of Target or any ERISA Affiliate is subject to any fine, assessment, penalty or other Tax or liability with respect to any Sponsored Target Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code or otherwise by operation of Applicable Law or contract.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(d) No Pension Plan. None of Target or any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Target Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code or similar provisions of Applicable Law.

(e) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has Target or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Except for the Multiple Employer 401(k) Plan and the PEO Benefit Plans, none of Target or any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(f) No Post-Employment Obligations. No Target Employee Plan provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and Target has not represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other Person that such employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by COBRA or other applicable statute.

(g) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by Target or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.

(h) Employment Matters. In each case, with respect to the Identified Employees, Target: (i) have reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Identified Employees, (ii) are not liable for any arrears of wages or severance pay or any penalty for failure to comply with any of the foregoing, and (iii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(i) Foreign Target Employee Plan. With respect to each Target Employee Plan which is subject to the laws of any jurisdiction outside of the United States (a “Foreign Target Employee Plan”), the Foreign Target Employee Plan (i) has been maintained in all material respects in accordance with all Applicable Law and with its terms, (ii) if intended to qualify for special Tax treatment, meets all requirements for such treatment, (iii) is fully funded, has been fully accrued for on the Target Financial Statements and will be fully accrued for as of the Closing, (iv) if not previously fully funded, will be fully funded as of the Closing Date (including with respect to benefits not then vested), and (v) if required to be registered, has been registered with the appropriate authorities and has been maintained in good standing with the appropriate regulatory authorities.

3.18 Employee Matters.

(a) Section 3.18(a) of the Target Disclosure sets forth a true, correct and complete list of the names, positions and rates of compensation of all Identified Employees, in each case as of the date of this Agreement, showing each such person’s name, position, annual remuneration, status as exempt/non-exempt or other relevant local status (e.g., cadre/non-cadre, group, etc.), whether such Identified Employee is on a leave of absence (including the anticipated return to work date) and accrued but unpaid incentive bonuses for the current fiscal year and, as of September 30, 2013, accrued but unused vacation and rest days.

(b) Except as prohibited by Applicable Law, the services provided by each of Target’s and its ERISA Affiliates’ U.S. Identified Employees is terminable at the will of Target or the applicable ERISA Affiliate and any such termination would result in no liability to Target or any ERISA Affiliate. None of Target or any ERISA Affiliate could reasonably be deemed to have direct or indirect material liability with respect to any misclassification of any Identified Employee as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(c) Target is in compliance in all material respects with all currently Applicable Laws and regulations respecting terms and conditions of employment, including applicant and employee background checks, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, wage and hour laws, premium, profit-sharing, benefits in kind, remuneration for inventions, overtime work, and occupational safety and health laws. There are no proceedings pending or, to Target’s Knowledge, reasonably expected or threatened, between Target, on the one hand, and any or all of the Identified Employees, on the other hand, including any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, any other characteristic protected by law, or similar tortious conduct, breach of contract, wrongful termination, failure to properly and timely pay wages, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage. There are no claims pending, or, to Target’s Knowledge, reasonably expected or threatened, against Target by all or any of the Identified Employees under any workers’ compensation or long-term disability plan or policy. Target has provided all Identified Employees with all earned wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that is due to be paid to or on behalf of such Identified Employees.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(d) No work stoppage or labor strike against Target is pending, or, to the Knowledge of Target, threatened, or reasonably anticipated. Target has no Knowledge of any activities or proceedings of any labor union to organize any Identified Employees. There are no actions, suits, claims, labor disputes or grievances pending or, to Target’s Knowledge, threatened, or reasonably anticipated relating to any labor matters involving any Identified Employee, including charges of unfair labor practices. Target has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or any Applicable Law with respect to all or any of the Identified Employees. Except as set forth in Section 3.17(e) of the Target Disclosure Schedule, Target is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Identified Employees and no collective bargaining agreement is being negotiated by Target with respect to Identified Employees.

(e) Neither the execution nor delivery of this Agreement, nor the carrying on of Target’s business as presently conducted nor any activity of such the Identified Employees in connection with the conduct of the Target Acquired Business as presently conducted will, to the Knowledge of Target, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract under which any Identified Employee is now bound.

3.19 Insurance. Target has policies of insurance and bonds of the type and in amounts customarily carried by Persons conducting businesses similar to the Target Acquired Business or owning assets similar to the Purchased Assets. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and Target is otherwise in compliance with the terms of such policies and bonds. Target has no Knowledge of any threatened termination of any of such policies.

3.20 Compliance With Laws. Target has complied in all material respects with, and have not received any notices of violation with respect to, any federal state, local or foreign statute, law or regulation with respect to the conduct of the Target Acquired Business, or the ownership or operation of the Target Acquired Business.

3.21 Brokers’ and Finders’ Fee. No broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges from Target in connection with the Acquisition, this Agreement or any transaction contemplated hereby.

3.22 Absence of Unlawful Payments. None of (a) Target or (b) any director, officer, employee, agent or Representative of Target has offered, authorized, made, paid or received, directly or indirectly, any bribes, kickbacks, or other similar payments or offers or transfers of value in connection with obtaining or retaining business or to secure an improper advantage to or from any Person; nor have any of them, directly or indirectly, committed any violation of any applicable anti-corruption law or regulation, including the U.S. Foreign Corrupt Practices Act, 15 U.S.C. 78dd et seq.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

3.23 Compliance with Rights of First Refusal. Neither the execution, delivery and performance of this Agreement, nor the consummation of the Acquisition, will result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, any agreement to which Target is a party that provides for any right of notice, right of first refusal, right of first offer, right of first negotiation or similar right directly or indirectly applicable to this Agreement, the consummation of the Acquisition or any other transaction contemplated by this Agreement.

3.24 “Size of Person” Threshold. As of the date of this Agreement, Target does not meet the “size of person” threshold under the HSR Act, and the rules and regulations promulgated thereunder.

(a) Target regularly prepares unaudited balance sheets on a monthly basis.

(b) Target is its own ultimate parent entity (as such term is defined in 16 C.F.R. § 801.1(a)(3)) and is not controlled (as such term is defined in 16 C.F.R. § 801.1(b)) by any other entity (as such term is defined in 16 C.F.R. § 801.1(a)(2)).

(c) Target is not engaged in manufacturing (as such term is defined in 16 C.F.R. § 801.1(j) and interpreted by the Federal Trade Commission’s Premerger Notification Office (“PNO”)).

(d) As of the date of this Agreement, Target’s annual net sales (as such term is defined in 16 C.F.R. § 801.11 and interpreted by the PNO) as stated on its Last Regularly Prepared Annual Statement of Income and Expense are less than [****].

(e) As of the date of this Agreement, Target’s total assets (as such term is defined in 16 C.F.R. § 801.11 and interpreted by the PNO) as stated on its Last Regularly Prepared Balance Sheet are less than [****].

3.25 Export Control. Section 3.25 of the Target Disclosure Schedule is a complete and accurate list of (a) the export control classification numbers (ECCNs) for each Target Product exported by Target, and (b) any export licenses or license exceptions applicable to each Target Product.

3.26 Solvency. No insolvency proceeding of any character including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting, Target (other than as a creditor) or any of the Purchased Assets are pending or are being contemplated by Target, or are, to the Knowledge of Target, being threatened against Target by any other Person, and Target has not made any assignment for the benefit of creditors or taken any action in contemplation of which that would constitute the basis for the institution of such insolvency proceedings. Immediately after giving effect to the consummation of the Acquisition: (a) Target will be able to pay the Retained Liabilities as they become due; (b) the Excluded Assets (calculated at fair market value) will exceed the Retained Liabilities; and (c) taking into account all pending and threatened litigation, final judgments against Target in actions

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Target will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Target.

3.27 Representations Complete. To the Knowledge of Target, none of the representations and warranties made by Target herein contain, or will contain as of the Closing, any untrue statement of a material fact, or omits or will omit as of the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

3.28 Exclusivity of Representations and Warranties. The representations and warranties made by Target in this Agreement (as modified by the Target Disclosure Schedule) and the Target Closing Certificate are the exclusive representations and warranties made by Target in connection with the Acquisition and the other transactions contemplated hereby. Target hereby disclaims any other express or implied representations or warranties with respect to such matters.

4. Representations and Warranties of Acquiror. Acquiror represents and warrants to Target as follows.

4.1 Organization, Standing and Power. Parent Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Parent Acquiror has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect on Acquiror. Each Subsidiary Acquiror is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the its jurisdiction of organization and has all corporate, partnership or other similar powers to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect on Acquiror

4.2 Authority.

(a) Acquiror has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent Acquiror and each Subsidiary Acquiror. This Agreement has been duly executed and delivered by Acquiror and constitutes the valid and binding obligation of Acquiror enforceable against Acquiror in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and subject to general principles of equity.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(b) Assuming the accuracy of Target’s representations and warranties set forth in Section 3.2 hereof, no consent, approval, order or authorization of or registration, declaration or filing with any Governmental Entity is required by or with respect to Acquiror or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Acquiror or the consummation by Acquiror of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not reasonably be expected to have a Material Adverse Effect on Acquiror and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement; and (iii) such filings and consents as may be required under foreign anti-trust laws.

4.3 Fair Market Valuation. Acquiror has made a good faith determination, in accordance with 16 C.F.R. § 801.10(c) (3), that the Fair Market Value of the Purchased assets does not exceed [****].

5. Conduct Prior to the Closing.

5.1 Conduct of Business of Target.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing (the “Pre-Closing Period”), Target agrees (except to the extent expressly contemplated by this Agreement or set forth in Section 5.1(a) of the Target Disclosure Schedule or as consented to in writing by Parent Acquiror): (i) to carry on the business of Target in the ordinary course consistent with past practice; (ii) to pay the debts and Taxes of Target when due subject to any good faith disputes over such debts or Taxes; (iii) to pay or perform other obligations of Target when due; and (iv) to use commercially reasonable efforts to preserve substantially intact the present business organizations of Target, keep available the services of the present officers of Target and the Identified Employees and preserve substantially intact the relationships of Target with licensors and licensees.

(b) Without limiting the foregoing, except as expressly contemplated by this Agreement or set forth in Section 5.1(b) of the Target Disclosure Schedule, during the Pre-Closing Period Target shall not, nor shall Target cause or permit any of the following, without the written consent of Parent Acquiror:

(i) Charter Documents. Cause or permit any amendments to the Organizational Documents of Target Holdings or any Target Subsidiary.

(ii) Changes in Capital Stock; Issuance of Securities. Split, combine or reclassify any of the Target Capital Stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Target Capital Stock (except the issuance of shares of Target Capital Stock upon the conversion or exercise of Target Options or Target Warrants outstanding as of the date of this Agreement) or issue any shares of Target Capital Stock (except the issuance of shares of Target Capital Stock upon the conversion or exercise of Target Options or Target Warrants outstanding as of the date of this Agreement).

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(iii) Intellectual Property. Enter into or amend any Contracts pursuant to which Target transfers or licenses to any Person or entity any material rights to Target Intellectual Property or any other party is granted material rights of any type or scope with respect to any Target Intellectual Property, other than non-exclusive licenses to customers or suppliers of Target in the ordinary course of the Target Licensing Current Business consistent with past practices.

(iv) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of the properties or material assets of Target that are material, individually or in the aggregate, to the Target’s business, taken as a whole, other than in the ordinary course of business consistent with past practice.

(v) Indebtedness. Incur any Indebtedness that would result in any Encumbrance on any of the Purchased Assets.

(vi) Agreements. Other than in the ordinary course of business consistent with past practice or with respect to any Contract that renews or terminates automatically without any action of Target, enter into, terminate or amend (A) any Contract relating to the license, transfer or other disposition or acquisition of Intellectual Property or rights to market or sell Target Products, other than non-exclusive licenses to customers or suppliers of Target, or (B) any Material Contract or any Contract that would be a Material Contract if in existence on the date of this Agreement.

(vii) Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies.

(viii) Termination or Waiver. Terminate or waive any right of substantial value pertaining to the Purchased Assets, other than in the ordinary course of business.

(ix) Employee Benefit Plans; New Hires; Pay Increases. Except as contemplated by this Agreement, amend any Target Employee Plan or adopt any plan that would constitute a Target Employee Plan except in order to comply with Applicable Law, or pay any discretionary bonus, special remuneration or special noncash benefit to any Identified Employee (except payments and benefits made pursuant to written agreements outstanding on the date of this Agreement and listed in Section 5.1(c)(ix) of the Target Disclosure Schedule), or increase the benefits, salaries or wage rates of any Identified Employee, other than in the ordinary course of business consistent with past practice.

(x) Severance Arrangements. Grant or pay any severance or termination pay or benefits to any Identified Employee.

(xi) Lawsuits. Commence a lawsuit in respect of or pertaining to any Purchased Asset.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(xii) Taxes. Other than in the ordinary course of business, (A) file any Return or any amendment to any Return other than Returns or amendments set forth on Section 5.1(c)(xii) of the Target Disclosure Schedule, (B) settle any claim or assessment in respect of Taxes, or (C) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, but in the case of (B) and (C) only if such action would have an adverse impact with respect to the Purchased Assets.

(xiii) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 5.1(c)(i) through (xii) above.

5.2 No Solicitation.

(a) During the Pre-Closing Period, Target shall not, directly or indirectly through any officer, director, employee, Representative or agent of Target: (i) solicit, initiate, or knowingly encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to a proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or substantially all of the assets, sale of shares of capital stock or similar transactions involving Target that would include any of the Purchased Assets (any of the foregoing inquiries or proposals an “Acquisition Proposal”); (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any Person or entity relating to, any Acquisition Proposal; or (iii) agree to, enter into, accept, approve or recommend any Acquisition Proposal.

(b) Target shall promptly notify Acquiror (and no later than twenty-four (24) hours) after receipt by Target (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of Target by any Person or entity that informs Target that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror (if permitted by confidentiality obligations of Target in effect as of the date of this Agreement) and the material terms and conditions of such Acquisition Proposal or inquiry.

5.3 Open Source Removal. Target shall remove the Public Software identified in Section 3.8(d)(i) of the Target Disclosure Schedule with the notation “Remove pre-close” (or any substantially similar notation) (the “Identified Public Software”) from all Target Products.

6. Additional Agreements.

6.1 Approval of Stockholders. Target shall promptly after the execution of this Agreement take all action necessary in accordance with the Delaware Law, other Applicable Law and the Restated Certificate and the Bylaws to obtain the Executed Written Consent by the Required Stockholders.

6.2 Notice of Written Consent. Target shall provide the Stockholders with notice of the actions taken in the Executed Written Consent, including the approval and adoption of this Agreement, the Acquisition and the other transactions contemplated hereby in accordance with Section 228(e) of Delaware Law.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

6.3 Access to Information.

(a) During the Pre-Closing Period, Target shall afford Acquiror and its accountants, counsel and other Representatives, reasonable access during normal business hours to (i) Target’s properties, personnel, books, contracts, commitments and records, and (ii) such other information concerning the business, properties and personnel of Target as Acquiror may reasonably request.

(b) Subject to compliance with Applicable Law, during the Pre-Closing Period, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of the Target Acquired Business.

(c) No information or Knowledge obtained in any investigation pursuant to this Section 6.3 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition.

6.4 Public Disclosure. Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other, except as may be required by Applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.

6.5 Regulatory Approval; Further Assurances.

(a) Each party shall use commercially reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Acquisition and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity. If the Last Regularly Prepared Balance Sheet delivered on the Financial Statements Deliverables Date shows that the total assets of Target are [****] or greater or the Last Regularly Prepared Annual Statement of Income and Expense delivered on the Financial Statements Deliverables Date shows that the total worldwide annual net sales of Target are [****] or greater, then, in either such event, Target and Acquiror shall, promptly after the Financial Statement Deliverables Date, prepare and file the notifications that may be required under HSR and/or any foreign or supranational equivalents in connection with the Acquisition. Target and Acquiror shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentations and (ii) any inquiries or requests received from any state attorney general or other Governmental Entity in connection with antitrust or related matters. Each of Target and Acquiror shall (A) give the other party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Entity with respect to the Acquisition or any of the other transactions contemplated by this Agreement, (B) keep the other party informed as to the

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

status of any such Legal Proceeding, and (C) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Acquisition. Target and Acquiror will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to HSR or any other federal, state, foreign or supranational antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Entity or by any legal requirement, in connection with any Legal Proceeding or investigation under or relating to HSR or any other federal, state, foreign or supranational antitrust or fair trade law, each of Target and Acquiror will permit authorized representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such Legal Proceeding.

(b) Subject to Section 6.5(c), Acquiror and Target shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Acquisition and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 6.5(c), each party to this Agreement shall: (i) make any filings and give any notices required to be made and given by such party in connection with the Acquisition and the other transactions contemplated by this Agreement; (ii) use commercially reasonable efforts to obtain any consent required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such party in connection with the Acquisition or any of the other transactions contemplated by this Agreement; and (iii) use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Acquisition. Each party shall promptly deliver to the other a copy of each such filing made, each such notice given and each such consent obtained by such party during the period prior to the Closing. Each party, at the reasonable request of the other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

(c) Notwithstanding anything to the contrary contained in this Agreement, Acquiror shall not have any obligation under this Agreement to: (i) dispose or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause Target to dispose of any assets; (ii) discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or commit to cause Target to discontinue offering any product or service; (iii) license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Intellectual Property, or commit to cause Target to license or otherwise make available to any Person any technology, software or other Intellectual Property; (iv) hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or commit to cause Target to hold separate any assets or operations; or (v) make or cause any of its Subsidiaries to make any commitment (to any Governmental Entity or otherwise) regarding its future operations or the future operations of Target.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

6.6 Notification of Certain Matters. During the Pre-Closing Period, each of Target and Acquiror shall give prompt notice to the other if any of the following occurs:

(a) receipt of any notice or other communication in writing from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) receipt of any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

(c) the occurrence or non-occurrence of any fact or event which would reasonably be expected to cause any covenant, condition or agreement hereunder not to be complied with or satisfied;

(d) the commencement or overt threat of any proceeding against Target or any of the Purchased Assets and

(e) the occurrence of any fact or event of which such party becomes aware that results in the inaccuracy in any representation or warranty of such party in this Agreement such that the condition set forth in Section 7.2(a) or Section 7.3(a) is not reasonably expected to be satisfied as of the End Date.

provided, that the delivery of any notice by any party pursuant to this provision shall not modify any representation or warranty of such party, cure any breaches thereof or limit or otherwise affect the rights or remedies available hereunder to the other parties and the failure of the party receiving such information to take any action with respect to such notice shall not be deemed a waiver of any breach or breaches to the representations or warranties of the party disclosing such information.

6.7 Employees.

(a) During the Pre-Closing Period, Target will use commercially reasonable efforts in consultation with Acquiror to retain the employees of Target, including the Identified Employees, through the Closing.

(b) Parent Acquiror (or Subsidiary Acquiror) agrees to make an offer of employment to each employee of Target identified on Schedule 6.7(b) hereto who is an employee of Target (each, an “Identified Employee”) and each Identified Employee shall be offered compensation and employee benefits that, in the aggregate, are substantially comparable to the compensation and employee benefits of similarly situated employees of Parent Acquiror (or the designated Subsidiary Acquiror), excluding the value of any equity grants made to such employees of Parent Acquiror (or the designated Subsidiary Acquiror). In addition, each Identified Employee shall, as of the Closing, receive full credit for service with Target, as applicable, prior to the Closing for purposes of eligibility to participate, vesting and vacation or other paid time off entitlement under the employee benefit plans, programs and policies of Parent Acquiror (or the designated Subsidiary Acquiror) in which such Identified Employee becomes a participant (excluding, for the avoidance of doubt, with respect to any equity awards or incentives granted after the Closing, Acquiror’s Wireless Device Subsidy Program, Acquiror’s Service Awards and benefits where the terms of the applicable plan and/or rules prohibit it (e.g., ESPP)); provided, however, that nothing herein shall result in the duplication of any benefits for the same period of service.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(c) With respect to each group health plan maintained by Acquiror for the benefit of Identified Employees, Parent Acquiror (or its designated Subsidiary Acquiror) shall use its commercially reasonable efforts to ensure that its third party insurance carriers cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan to the extent such were waived or satisfied under the comparable health or welfare benefit plan of Target, as applicable, immediately prior to the Closing.

(d) Other than with respect to any Assumed Liabilities, Target shall be solely responsible for compliance with, and any notification and Liability under, WARN, as well as all other applicable local, state, federal and foreign laws relating to any termination of any of the employees of Target from employment with Target occurring prior to or after the date of this Agreement, whether or not in connection with the Acquisition. Target shall be responsible for all Liabilities for employee or independent contractor compensation and benefits accrued or otherwise arising out of services rendered by its employees, directors and independent contractors prior to the Closing or arising by reason of actual, constructive or deemed termination of their service relationship with Target at Closing, including without limitation all unused vacation time accrued by its Employees whether or not hired by Acquiror, and all costs relating to the continuation of health benefits under the COBRA, with respect to employees not hired by Acquiror after the Closing Date.

(e) Upon termination of any Employees by Target, Target shall promptly, and in any event within any time periods prescribed by Applicable Law, comply with all severance, retrenchment or other similar or related requirements and obligations triggered in connection with such termination as provided by Applicable Law.

6.8 Expenses. Whether or not the Acquisition is consummated, all Transaction Expenses and any other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. For purposes of clarity, Target shall be responsible for the Target Transaction Expenses.

6.9 Release and Termination of Security Interests. During the Pre-Closing Period, Target shall use its commercially reasonable efforts to seek and obtain the release of any and all outstanding security interests in any of the Purchased Assets as of the Closing and to terminate all UCC financing statements which have been filed with respect to such security interests as of the Closing.

6.10 Required Contract Consents. Unless otherwise requested by Acquiror, during the Pre-Closing Period, Target shall use its commercially reasonable efforts to obtain all Required Contract Consents and to deliver such consents to Acquiror.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

6.11 Tax Matters.

(a) Except as provided in Section 6.11(c), Target shall be responsible for and shall pay or cause to be paid all Taxes that relate to the Purchased Assets for any Tax period ending on or before the Closing Date. Acquiror shall be responsible for and shall pay all Taxes that relate to the Purchased Assets for any Tax period beginning after the Closing Date. In the case of any Taxes relating to a Tax period that includes but does not end on the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon income, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.

(b) Acquiror and Target agree to furnish or cause to be furnished to the other, upon request, as promptly as reasonably practicable, such information and assistance relating to the Purchased Assets, including access to books and records, as is reasonably necessary for the filing of all Returns by Acquiror or Target, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax (including any claims for refunds or credits with respect to Taxes paid or incurred by Target, any prepaid Taxes of Target or any other rights of Target related to Taxes). Each of Acquiror and Target shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of at least seven (7) years following the Closing Date. Acquiror and Target shall reasonably cooperate with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Purchased Assets or the Purchase Price Allocation.

(c) All Transfer Taxes shall be borne and paid by Acquiror when due. The party responsible under Applicable Law for submitting payment of such Transfer Taxes to the applicable Tax authority shall file all necessary Returns and other documentation with respect to all such Transfer Taxes. If Target is responsible under Applicable Law for submitting payment of such Transfer Taxes or filing any Returns and other documentation with respect to Transfer Taxes, Target will promptly inform Acquiror in writing and will not file any such Returns or documentation nor submit any payments with respect to Transfer Taxes without prior approval of the Acquiror, which approval shall not be unreasonably withheld, conditioned or delayed. Provided these conditions are met, Acquiror shall, at least five business days before the date such payment is due, remit to Target the amount of such Transfer Taxes. If required by Applicable Law, Acquiror or Target shall join in the execution of any such Returns and other documentation but in any case, under the exclusive control of Acquiror to the extent such Returns and other documentation relate to Transfer Taxes. Target shall promptly inform Acquiror in writing of the commencement of any claim, audit, investigation, examination, or other proceeding or self-assessment relating in whole or in part to Transfer Taxes (“Transfer Tax Contest”). Acquiror shall have the exclusive right to control, defend and settle any Transfer Tax Contests.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

6.12 Reserved.

6.13 Financial Statement Deliverables. No later than three (3) business days prior to the Closing Date (the “Financial Statements Deliverables Date”), Target shall deliver to Acquiror true, correct and complete copies of: (i) the Last Regularly Prepared Balance Sheet and (ii) the Last Regularly Prepared Annual Statement of Income and Expense.

6.14 Certain Transitional Matters. From and after the Closing Date, Acquiror shall have complete control over the payment, settlement or other disposition of, or any dispute involving any Assumed Liabilities, and Acquiror shall have the right to conduct and control all negotiations and proceedings with respect thereto. Target shall notify Acquiror promptly of any claim with respect to any Assumed Liabilities and shall not, except with the prior written consent of Parent Acquiror, voluntarily make any payment of, or settle or offer to settle, or consent to any compromise with respect to, any such Assumed Liabilities. Target shall cooperate with Acquiror in connection with any negotiations or proceedings involving any Assumed Liabilities.

6.15 Further Assurances. Target hereby agrees, without further consideration, to execute and deliver following the Closing such other instruments of transfer and take such other action as Acquiror or its counsel may reasonably request in order to put Acquiror in possession of, and to vest in Acquiror, good, valid and unencumbered title to the Purchased Assets in accordance with this Agreement and to consummate the Acquisition.

6.16 Reconciliation. Without limiting the generality of Section 6.15 hereof:

(a) For six (6) months after the Closing Date, either Acquiror or Target may notify the other party of any Asset retained by Target following the Closing Date that Purchaser or Target believes should have been transferred to Acquiror under this Agreement as a Purchased Asset. If the parties determine in good faith that such Asset was intended to be transferred to Acquiror as a Purchased Asset under this Agreement, such Asset shall be assigned by Target to Acquiror or an Affiliate of Acquiror designated by Acquiror without any additional consideration, and Target agrees to use commercially reasonable efforts during such period to promptly deliver any such Asset to Acquiror or such Affiliate, as applicable.

(b) For six (6) months after the Closing Date, Target may notify Acquiror of any Excluded Asset transferred to Acquiror in connection with the transactions contemplated herein that Target believes should have been retained by Target under this Agreement as part of the Excluded Assets. If the parties determine in good faith that such Excluded Asset was intended to be retained by Target as part of the Excluded Assets under this Agreement, such Excluded Asset shall be assigned by Acquiror to Target or an Affiliate of Target designated by Target without any additional consideration, and Acquiror agrees to use commercially reasonable efforts during such period to promptly deliver any such Excluded Asset to Target or such Affiliate, as applicable.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

6.17 Non-Solicit.

(a) Without the express prior written consent of Parent Acquiror, Target hereby agrees that neither Target nor any Target Subsidiary will at any time during the three-year period from and immediately following the Closing Date, solicit or seek to employ any Identified Employee. Target acknowledges that the provisions of this Section 6.17(a) are reasonable and necessary to protect the interests of Acquiror, that any violation of this Section 6.17(a) may result in an irreparable injury to Acquiror and that damages at Law may not be reasonable or adequate compensation to Acquiror for violation of this Section 6.17(a) and that, in addition to any other available remedies, Acquiror shall be entitled to seek to have the provisions of this Section 6.17(a) specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages or posting a bond or other security to an equitable accounting of all earnings, profits and other benefits arising out of any violation of this Section 6.17(a). Notwithstanding the foregoing, neither Target nor any Target Subsidiary shall be prohibited from: (i) engaging in discussions with an Identified Employee where s/he has contacted Target or a Target Subsidiary in response to (A) any general advertisement, job posting or similar notice; or (B) an unsolicited resume or request for information from an Identified Employee; or (ii) engaging any recruiting firm or similar organization to identify or solicit persons for employment on behalf of Target or a Target Subsidiary, or soliciting the employment of any Identified Employee who is identified by any such recruiting firm or organization, as long as such recruiting firm or organization is not instructed to target any employees of Acquiror or an Affiliate of Acquiror

(b) Without the express prior written consent of Target Holdings or Target Licensing Business Acquiror, Acquiror hereby agrees that neither Acquiror nor any Affiliate of Acquiror will at any time during the three-year period from and immediately following the Closing Date, solicit or seek to employ any person who is an employee of Target (collectively, “Covered Target Employees”); provided, however, that Covered Target Employees shall not include any individual who becomes an employee of Target on or after the closing date of a Target Licensing Business Acquisition by a Target Licensing Business Acquiror in a transaction that is not a Permitted Target Restructuring Transaction. Acquiror acknowledges that the provisions of this Section 6.17(b) are reasonable and necessary to protect the interests of Target and Target Licensing Business Acquiror, that any violation of this Section 6.17(b) may result in an irreparable injury to Target or Target Licensing Business Acquiror and that damages at Law may not be reasonable or adequate compensation to Acquiror for violation of this Section 6.17(b) and that, in addition to any other available remedies, Target or Target Licensing Business Acquiror shall be entitled to seek to have the provisions of this Section 6.17(b) specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages or posting a bond or other security to an equitable accounting of all earnings, profits and other benefits arising out of any violation of this Section 6.17(b). Notwithstanding the foregoing, neither Acquiror nor any Affiliate of Acquiror shall be prohibited from (i) engaging in discussions with Covered Target Employees where s/he has contacted Acquiror or an Affiliate of Acquiror in response to (A) any general advertisement, job posting or similar notice; or (B) an unsolicited resume or request for information from such Covered Target Employee; or (ii) engaging any recruiting firm or similar organization to identify or solicit persons for employment on behalf of Acquiror or an Affiliate of Acquiror, or soliciting the employment of any such Covered Target Employee who is identified by any such recruiting firm or organization, as long as such recruiting firm or organization is not instructed to target any employees of Target or a Person that acquires all or substantially all of the Target Licensing Future Business.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

6.18 Bulk Sales. Each of Acquiror and Target hereby waives compliance with the provisions of any and all “bulk sales” or similar Applicable Laws, as such related to the sale and transfer of the Purchased Assets.

6.19 Agreements Relating to Transfer of Purchased Assets. Without limiting the generality of Section 6.15:

(a) Each party shall use its reasonable efforts, as reasonably requested by another party, to cooperate with the other parties in the transfer of the Purchased Assets in such a manner as to reduce the applicable Taxes for which they are responsible under Section 6.11, including by delivering any embodiment of a Purchased Asset to Acquiror via remote telecommunication if such delivery would be reasonably expected to reduce any such Taxes. At or promptly following the Closing, Target shall transfer electronically to Acquiror all of the Purchased Assets (including software) that can be transmitted to Acquiror electronically (“Remotely Transferred Assets”) and shall not deliver any Remotely Transferred Assets to Acquiror on any tangible medium. Promptly following any electronic transmission, Target shall execute and deliver to Acquiror a certificate in a form reasonably acceptable to Acquiror and containing at a minimum, the following information: (a) the date of transmission; (b) the time transmission was commenced and concluded; (c) the name of the individual who made the transmission; (d) the signature of such individual; and (e) a general description of the nature of the items transmitted sufficient to distinguish the transmission from other transmissions.

(b) Target hereby agrees, without further consideration, to execute and deliver following the Closing such other instruments of transfer and take such other action as Acquiror or its counsel may reasonably request in order to put Acquiror in possession of, and to vest in Acquiror, good, valid and unencumbered title to the Purchased Assets in accordance with this Agreement and to consummate the Acquisition. In addition to the foregoing, (i) Target shall execute and deliver, and shall cause its Affiliates and any subject patent inventors who remain employees of Target after the Closing to execute and deliver as applicable, to Acquiror within three (3) Business Days following the Closing, assignments in substantially the forms agreed upon by each of Acquiror and Target at Closing and any other documentation as shall be reasonably requested and approved by Acquiror, in order to transfer to Acquiror, and put Acquiror in possession of and to vest in Acquiror good, valid and unencumbered title to any Target Intellectual Property (other than Trademarks) in any jurisdiction to the extent an assignment or other similar documentation with respect thereto and sufficient in Acquiror’s good faith determination to effect such transfer is not executed and delivered to Acquiror at Closing; and (ii) Target shall take, and shall cause its Affiliates and any subject patent inventors who are employees of Target at the time of such request to take, such action as Acquiror or its counsel may reasonably request within twelve (12) months after the Closing to enable Acquiror to provide for the continuing prosecution, maintenance and enforcement of any Target Intellectual Property; provided such action cannot be taken by Acquiror itself. Acquiror hereby agrees, without further consideration, to take such other action and execute and deliver such other documents as Target or its legal counsel may reasonably request following the Closing in order to consummate the Acquisition in accordance with this Agreement.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(c) Target shall immediately following the Closing (or such later period specified by Acquiror in writing): (i) destroy and erase (1) all copies of the Target Source Code in Target’s possession or under Target’s control including the related developer notes and documentation (including the Target Source Code for the Target Products known as “FlexNoc version 3.0” or “Gladiator”), other than Target Source Code and related developer notes and documentation for the Commercially Released Target Products (including the Development Environment and FlexNoC Libraries (as defined in the License Agreement)), (2) all copies of the object/binary/executable version all Target Products other than the for the Commercially Released Target Products (including the object/binary/executable version for the Target Products known as “FlexNoc version 3.0” or “Gladiator”), and (3) all Acquiror and Acquiror Affiliate specific modifications to the Target Products made by Target or its Affiliates (in both source code and object/binary/executable form), including such modifications made to the FlexNoC Libraries (as defined in the License Agreement) and such modifications otherwise necessary for the Target Products to be compatible with the Acquiror’s or its Affiliates’ products, in each case of (1), (2) and (3) above, including all backup copies, disaster recovery copies, and all electronic and non-electronic copies and (ii) certify in writing to Acquiror that Target has complied with the obligations in this Section. The foregoing obligations under (a) and (b) above shall not apply to any source code provided to Target by Acquiror under the Transition Services Agreement. Pending the destruction and erasure described in (1), (2) and (3) above, Target shall not disclose any portion of any of the items described in (1), and (2) and (3) above to any Person (other than Acquiror), including any Person that acquires Target or any assets or business of Target, including by way of merger, sale of assets or otherwise.

(d) In connection with Target’s delivery of the Purchased Assets to Acquiror, with the exception of Trade Secrets (i) owned by Target or (ii) licensed to Target under an Assigned Contract, Target shall remove from the Purchased Assets all Trade Secrets of any Person (including Target’s customers) and Target shall not disclose, transfer, deliver, distribute or release to Acquiror any such Trade Secrets.

(e) Notwithstanding anything in this Agreement to the Contrary, Seller may retain (i) a copy of the object/binary/executable version of the Commercially Released Target Products, (ii) the related documentation, (iii) the Development Environment and Tool Chain Source Code for the Commercially Released Target Products, and (iv) the FlexNoC Libraries, in each case of clauses “(i)” through “(iv)”, in accordance with the Transition Services Agreement.

6.20 RELEASE.

(a) EFFECTIVE AS OF THE CLOSING, EACH OF ACQUIROR AND TARGET DOES FOR ITSELF, AND FOR ITS AFFILIATES, SUCCESSORS AND ASSIGNS AND FOR THEIR RESPECTIVE PAST, PRESENT AND FUTURE EMPLOYEES, OFFICERS, MEMBERS, MANAGERS, LICENSEES, AGENTS, ADMINISTRATORS, INSURERS AND ATTORNEYS (EACH, A “ RELEASING PARTY”), RELEASE, ACQUIT

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

AND ABSOLUTELY FOREVER DISCHARGE ACQUIROR AND TARGET, AS APPLICABLE, AND THEIR RESPECTIVE AFFILIATES, SUCCESSORS AND ASSIGNS AND THEIR RESPECTIVE PAST, PRESENT AND FUTURE EMPLOYEES, OFFICERS, DIRECTORS, STOCKHOLDERS, LICENSEES, AGENTS, ADMINISTRATORS, INSURERS AND ATTORNEYS (EACH, A “ RELEASED PARTY”) FROM AND AGAINST, AND COVENANTS NOT TO SUE UPON, ALL RELEASED MATTERS. “ RELEASED MATTERS” MEANS ANY AND ALL CLAIMS, SUITS, DEMANDS, DAMAGES, LOSSES, DEBTS, LIABILITIES, JUDGMENTS, OBLIGATIONS, COSTS, EXPENSES (INCLUDING ATTORNEYS’ AND ACCOUNTANTS’ FEES AND EXPENSES), ACTIONS AND CAUSES OF ACTION OF ANY NATURE WHATSOEVER (INCLUDING ANY CLAIMS BASED ON OR RELATING TO PATENT INFRINGEMENT, COPYRIGHT INFRINGEMENT, TRADEMARK, SERVICEMARK OR TRADE DRESS INFRINGEMENT, MISAPPROPRIATION OF TRADE SECRETS, INVENTORSHIP RIGHTS, OWNERSHIP OF INVENTIONS, PATENT APPLICATIONS, PATENTS OR COPYRIGHTS, BREACH OF CONTRACT, BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, MISAPPROPRIATION OF CONFIDENTIAL INFORMATION OR ANY OTHER NONDISCLOSURE OBLIGATION THAT MAY EXIST BETWEEN THE PARTIES PRIOR TO THE EFFECTIVE DATE OF THIS AGREEMENT), WHETHER NOW KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, THAT THE RELEASING PARTIES NOW HAVE, OR AT ANY TIME PREVIOUSLY HAD, OR SHALL OR MAY HAVE IN THE FUTURE, IN WHATEVER CAPACITY, AGAINST THE RELEASED PARTIES, (1) ARISING, ACCRUING, OR THAT COULD HAVE ACCRUED ON OR BEFORE THE CLOSING DATE OR (2) ARISING, ACCRUING, OR THAT COULD HAVE ACCRUED FROM OR IN CONNECTION WITH ANY ASSET OWNED BY OR LICENSED TO ACQUIROR OR TARGET, AS APLICABLE, PRIOR TO OR AS OF THE CLOSING DATE; PROVIDED THAT (I) FOR FURTHER CLARITY, RELEASED MATTERS DOES NOT INCLUDE EITHER ACQUIROR OR TARGET’S RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT OR ANY CONTRACT ENTERED INTO IN CONNECTION WITH THE ACQUISITION, (II) RELEASED MATTERS SHALL NOT PREVENT ANY PERSON FROM ENFORCING ANY RIGHT EXPRESSLY CONTAINED IN THIS AGREEMENT AND (III) RELEASED MATTERS SHALL NOT INCLUDE ANY MATTER RELATED TO A BREACH OR THREATENED BREACH BY TARGET OR ITS AFFILIATES OR THEIR RESPECTIVE SUCCESSORS OR ASSIGNS OF ANY CONFIDENTIALITY OR NON-DISCLOSURE OBLIGATION OWED TO ACQUIROR OR ANY OF ITS AFFILIATES. IT IS THE INTENTION OF ACQUIROR AND TARGET IN EXECUTING THIS AGREEMENT, AND IN GIVING AND RECEIVING THE CONSIDERATION CALLED FOR HEREIN, THAT THE RELEASE CONTAINED IN THIS SECTION 6.20 SHALL BE EFFECTIVE AS A FULL AND FINAL ACCORD AND SATISFACTION AND GENERAL RELEASE OF AND FROM ALL RELEASED MATTERS AND THE FINAL RESOLUTION BY THE RELEASING PARTIES AND THE RELEASED PARTIES OF ALL RELEASED MATTERS.

(b) EACH OF ACQUIROR AND TARGET, FOR ITSELF AND ON BEHALF OF THE OTHER RELEASING PARTIES, ACKNOWLEDGES THAT IT HAS CONSULTED WITH LEGAL COUNSEL AND SHALL BE DEEMED TO HAVE WAIVED, AND SHALL HAVE EXPRESSLY, KNOWINGLY AND INTENTIONALLY WAIVED AND RELINQUISHED, TO THE FULLEST EXTENT PERMITTED BY LAW, THE PROVISIONS, RIGHTS AND BENEFITS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH PROVIDES THAT:

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

EACH OF ACQUIROR AND TARGET, FOR ITSELF AND ON BEHALF OF THE OTHER RELEASING PARTIES, ALSO SHALL BE DEEMED TO HAVE WAIVED, AND SHALL HAVE WAIVED AND RELINQUISHED, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL PROVISIONS, RIGHTS AND BENEFITS CONFERRED BY ANY LAW OF ANY STATE OR TERRITORY OF THE UNITED STATES OR ANY FOREIGN JURISDICTION, OR PRINCIPLE OF COMMON LAW, WHICH IS SIMILAR, COMPARABLE OR EQUIVALENT TO SECTION 1542 OF THE CALIFORNIA CIVIL CODE. EACH OF ACQUIROR AND TARGET, FOR ITSELF AND ON BEHALF OF THE OTHER RELEASING PARTIES, FURTHER AGREES AND ACKNOWLEDGES THAT EACH MAY HEREAFTER DISCOVER FACTS IN ADDITION TO OR DIFFERENT FROM THOSE WHICH ARE KNOWN OR BELIEVED TO BE TRUE WITH RESPECT TO THE SUBJECT MATTER OF THIS RELEASE, BUT THAT EACH SEPARATELY INTENDS TO, AND DOES, HEREBY FULLY, FINALLY AND FOREVER SETTLE AND RELEASE ANY AND ALL CLAIMS AS DESCRIBED ABOVE, KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, WHICH NOW EXIST, OR HERETOFORE EXISTED, OR MAY HEREAFTER EXIST, AND WITHOUT REGARD TO THE SUBSEQUENT DISCOVERY OR EXISTENCE OF SUCH ADDITIONAL OR DIFFERENT FACTS.

(c) EACH OF ACQUIROR AND TARGET HEREBY REPRESENTS TO THE OTHER PARTY THAT NONE OF THE RELEASING PARTIES HAVE VOLUNTARILY OR INVOLUNTARILY ASSIGNED OR TRANSFERRED OR PURPORTED TO ASSIGN OR TRANSFER, AND COVENANTS THAT IT WILL NOT VOLUNTARILY OR INVOLUNTARILY ASSIGN OR TRANSFER OR PURPORT TO ASSIGN OR TRANSFER, TO ANY PERSON ANY RELEASED MATTERS AND THAT NO PERSON OTHER THAN ACQUIROR OR TARGET, AS APPLICABLE, HAS ANY INTEREST IN ANY RELEASED MATTER BY LAW OR CONTRACT.

(d) THE INVALIDITY OR UNENFORCEABILITY OF ANY PART OF THIS SECTION 6.20 SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF THE REMAINDER OF THIS SECTION 6.20, WHICH SHALL REMAIN IN FULL FORCE AND EFFECT.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

6.21 Termination of Intra-Company IP Agreements. Target Holdings, Target USA Sub and Target France Sub hereby terminate as of the Closing all licenses and rights granted by and between any of them in any Intra-Company IP Agreement whether or not such Intra-Company IP Agreement is disclosed to Acquiror as required by this Agreement.

6.22 Confidentiality. The parties acknowledge that Acquiror (or one of its Affiliates) and Target Holdings (or a Target Subsidiary) have previously executed a Mutual Non-Disclosure Agreement dated May 12, 2008 (as amended, the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms, as if such Confidentiality Agreement were entered into directly by each of the parties hereto; provided, however that Section 14 of the Confidentiality Agreement shall be of no further force or effect from and after the Closing Date. All obligations of Acquiror under the Confidentiality Agreement with respect to the Purchased Assets and Assumed Liabilities shall terminate simultaneously with the Closing. Target shall, and shall cause its officers, directors, employees, consultants, advisors and Representatives to treat after the date hereof as strictly confidential (unless compelled to disclose by judicial or administrative process) all nonpublic, confidential or proprietary information included in the Purchased Assets (the “Acquiror Covered Information”), and Target shall not, and shall cause its officers, directors, employees consultants, advisors and Representatives not to, after the date hereof, use the Acquiror Covered Information for any purpose whatsoever, including without limitation to the detriment of Acquiror or disclose the Acquiror Covered Information to any Person, except (i) as expressly set forth herein; (ii) as expressly permitted by the License Agreement, Retained Rights and/or Transition Services Agreement; or (iii) where such Acquiror Covered Information has become generally known to the public without breach by Target of this Section 6.22, the Confidentiality Agreement or any other agreement between Target and Acquiror addressing the use or disclosure of confidential or proprietary information. In addition, Target is permitted to disclose Acquiror Covered Information in response to a valid court order of a court of competent jurisdiction or other governmental body in the United States or any political subdivision thereof, but only to the extent of and for the purposes of such order; provided, however, that if Target receives an order or request to disclose any Acquiror Covered Information by a court of competent jurisdiction or a governmental body, then Target shall: (w) if not prohibited by the request or order, immediately inform Parent Acquiror in writing of the existence, terms, and circumstances surrounding the request or order; (x) consult with Parent Acquiror on what steps should be taken to avoid or restrict the disclosure of such Acquiror Covered Information; (y) give Parent Acquiror the chance to defend, limit or protect against the disclosure; and (z) if disclosure of Acquiror Covered Information is lawfully required, to supply only that portion of the Acquiror Covered Information which is legally necessary and use reasonable best efforts obtain confidential treatment for any Acquiror Covered Information required to be disclosed. Acquiror shall, and shall cause its officers, directors, employees, consultants, advisors and Representatives to treat after the date hereof as strictly confidential (unless compelled to disclose by judicial or administrative process) all nonpublic, confidential or proprietary information included in the Excluded Assets (the “Target Covered Information”), and Acquiror shall not, and shall cause its officers, directors, employees consultants, advisors and Representatives not to, after the date hereof, use the Target Covered Information for any purpose whatsoever, including without limitation to the detriment of Target or disclose the Target Covered Information to any Person, except (i) as expressly set forth herein; (ii) as expressly permitted by the License Agreement, Retained Rights and/or Transition Services Agreement; or (iii) where such Target Covered

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Information has become generally known to the public without breach by Acquiror of this Section 6.22, the Confidentiality Agreement or any other agreement between Target and Acquiror addressing the use or disclosure of confidential or proprietary information. In addition, Acquiror is permitted to disclose Target Covered Information in response to a valid court order of a court of competent jurisdiction or other governmental body in the United States or any political subdivision thereof, but only to the extent of and for the purposes of such order; provided, however, that if Acquiror receives an order or request to disclose any Target Covered Information by a court of competent jurisdiction or a governmental body, then Acquiror shall: (w) if not prohibited by the request or order, immediately inform Target in writing of the existence, terms, and circumstances surrounding the request or order; (x) consult with Target on what steps should be taken to avoid or restrict the disclosure of such Target Covered Information; (y) give Target the chance to defend, limit or protect against the disclosure; and (z) if disclosure of Target Covered Information is lawfully required, to supply only that portion of the Target Covered Information which is legally necessary and use reasonable best efforts obtain confidential treatment for any Target Covered Information required to be disclosed. Each of the parties acknowledges that the provisions of this Section 6.22 are reasonable and necessary to protect the respective interests of the parties, that any violation of this Section 6.22 may result in an irreparable injury and that damages at Law may not be reasonable or adequate compensation for violation of this Section 6.22 and that, in addition to any other available remedies, Acquiror or Target shall be entitled to seek to have the provisions of this Section 6.22 specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages or posting a bond or other security to an equitable accounting of all earnings, profits and other benefits arising out of any violation of this Section 6.22. Notwithstanding anything to the contrary, Target has not, prior to the Closing, delivered or provided to Acquiror any Customer Code (as defined in the Transition Services Agreement) or any Customer Information (as defined in the Transition Services Agreement) other than such Customer Information that was included in the due diligence materials provided by Target to Acquiror for Acquiror to conduct due diligence in connection with the transaction contemplated by this Agreement and, for the avoidance of doubt, such other Customer Information shall be Target Covered Information.

7. Conditions to Closing.

7.1 Conditions to Obligations of Each Party to Effect the Closing. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a) Stockholder Approval. This Agreement and the Acquisition shall be approved by the Stockholders by the requisite vote under Delaware Law, other Applicable Law and the Restated Certificate.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition shall be and remain in effect, nor shall any proceeding brought by any Governmental Entity, seeking any of the foregoing be pending, nor shall there be any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition, which makes the consummation of the Acquisition illegal.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

7.2 Additional Conditions to the Obligations of Acquiror. The obligations of Acquiror to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Acquiror:

(a) Representations, Warranties and Covenants. The representations and warranties of Target in this Agreement shall be true and correct in all material respects, without regard to any qualification as to materiality contained in such representation or warranty, on and as of the date of this Agreement and on and as of the Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).

(b) Performance of Obligations. Target shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

(c) Certificate of Officer. Acquiror shall have received a certificate executed on behalf of Target by Target’s Chief Executive certifying that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(i) have been satisfied (the “Target Closing Certificate”).

(d) Secretary’s Certificate. Acquiror shall have received from Target Holding’s Secretary, a certificate having attached thereto (i) the Restated Certificate as in effect immediately prior to the Closing, (ii) the Bylaws as in effect immediately prior to the Closing, (iii) the Organizational Documents of each Target Subsidiary, (iv) resolutions approved by Target Holding’s and each Target Subsidiary’s Board of Directors authorizing the transactions contemplated hereby, (v) the Executed Written Consent, and (vi) certificates of good standing issued by the Delaware Secretary of State and for each other state where Target Holdings or any Target Subsidiary resident of the United States is qualified to do business, in each case dated as of a date no more than two (2) business days prior to the Closing Date.

(e) Third Party Consents. All Required Contract Consents set forth on Schedule 7.2(e) shall have been obtained and shall be in full force and effect, and a copy of each such consent or approval shall have been provided to Acquiror at or prior to the Closing.

(f) No Governmental Litigation. There shall not be pending or specifically and overtly threatened any Legal Proceeding in which a Governmental Entity is or in which a Governmental Entity specifically and overtly threatens to become a party, and neither Acquiror nor Target shall have received any communication from any Governmental Entity in which such Governmental Entity specifically and overtly indicates the probability of commencing any Legal Proceeding: (i) challenging or seeking to restrain or prohibit the consummation of the

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Acquisition; (ii) relating to the Acquisition and seeking to obtain from Acquiror or any of its Subsidiaries, or from Target, any damages or other relief that would be material to Acquiror; (iii) seeking to prohibit or limit in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Target; or (iv) that would materially and adversely affect the right of Acquiror or Target to own the assets or operate the business of Target.

(g) Governmental Approval. Acquiror and Target shall have obtained from each Governmental Entity all approvals, waivers and consents, necessary for consummation of or in connection with the Acquisition and the transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act, under state blue sky laws and under any foreign or supranational antitrust laws, other than filings and approvals relating to the Acquisition or affecting Acquiror’s ownership of Target or any of its properties if failure to obtain such approval, waiver or consent would not reasonably be expected to have a Material Adverse Effect on Acquiror after the Closing.

(h) Reserved.

(i) No Material Adverse Change. There shall not have occurred any event, change or effect that has had or would reasonably be expected to have a Material Adverse Effect on Target.

(j) Opinion. Cooley LLP, counsel for Target, shall have delivered to Acquiror an opinion, dated as of the Closing Date, in substantially the form attached hereto as Exhibit E.

(k) Bills of Sale. Target shall have executed a bill of sale with respect to the portion of the Purchased Assets sold, conveyed, transferred, assigned and delivered by Target Holdings and Target USA Sub to Acquiror, substantially in the form attached hereto as Exhibit F-1 (the “USA Bill of Sale”) and bills of sale with respect to the portion of the Purchased Assets sold, conveyed, transferred, assigned and delivered by Target France Sub to Acquiror, substantially in the forms attached hereto as Exhibit F-2 (the “France Bills of Sale”).

(l) Assignment and Assumption Agreement. Target shall have executed and delivered the Assignment and Assumption Agreement.

(m) Patent and Copyright Assignments. Target shall have executed and delivered patent assignments substantially in the form attached hereto as Exhibit G and copyright assignments substantially in the form attached hereto as Exhibit H for filing with the U.S. Patent and Trademark Office, U.S. Copyright Office and any other applicable Governmental Entity to record the assignment of Target’s Patents and registered Copyrights to Acquiror.

(n) Escrow Agreement. Target shall have executed and delivered the Escrow Agreement.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(o) FIRPTA Documents. Target Holdings and Target USA Sub shall each have delivered to Acquiror a statement (in such form as may be reasonably requested by counsel to Acquiror) conforming to the requirements of Section 1.1445-2(b)(2) of the United States Treasury Regulations.

(p) License Agreement. Target shall have executed and delivered the License Agreement substantially in the form attached hereto as Exhibit I (the “License Agreement”).

(q) Transition Services Agreement. Target shall have executed and delivered the Transition Services Agreement substantially in the form attached hereto as Exhibit J (the “Transition Services Agreement”).

(r) [****] Agreement. Target shall have executed and delivered the [****] Agreement substantially in the form attached hereto as Exhibit K (the “[****] Agreement”).

(s) Acquiror Customer Contract Termination. Target shall have executed and delivered the Acquiror Customer Contract Termination substantially in the form attached hereto as Exhibit L (the “Acquiror Customer Contract Termination”).

(t) Employees. As of the Closing, (i) at least eighty percent (80%) of the Identified Employees identified as “Key Employees” on Schedule 6.7(b) and (ii) at least ninety percent (90%) of the remaining Identified Employees, excluding in each case [****] and [****], shall have executed and delivered to Acquiror an offer letter or contract for employment (as determined by Acquiror in its sole discretion) and a proprietary rights and inventions agreement with Acquiror or one of its Subsidiaries (as determined by Acquiror in its sole discretion) each in form and substance acceptable to Acquiror (collectively, the “Hired Employees”).

(u) Reserved.

(v) Release of Encumbrances. Acquiror shall have received evidence reasonably satisfactory to Acquiror that any and all Encumbrances on any of the Purchased Assets have been released and terminated.

(w) Open Source Removal. Acquiror shall have received evidence reasonably satisfactory to Acquiror of Target’s removal of all Identified Public Software from all Target Products.

(x) HSR. Either: (i) Acquiror shall have received (A) the Last Regularly Prepared Balance Sheet and such Last Regularly Prepared Balance Sheet shall show that the total assets of Target are less than [****], and (B) the Last Regularly Prepared Annual Statement of Income and Expense and such Last Regularly Prepared Annual Statement of Income and Expense shall show that the total worldwide annual net sales of Target are below [****]; and (C) Acquiror shall have determined, in good faith, that the Fair Market Value of the Purchased Assets does not exceed [****] within 60 days prior to closing; or (ii) all waiting periods (and any extensions thereof) applicable under HSR or any foreign or supranational equivalents in connection with the Acquisition shall have expired or been terminated and any equivalent pre-clearance period or approval required by the Governmental Entities of any applicable jurisdiction shall have been likewise completed or obtained.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(y) Termination of Intra-Company Agreements. Acquiror shall have received evidence reasonably satisfactory to Acquiror of the termination of each of the Intra-Company IP Agreements.

(z) Target Source Code. Target shall have, to the reasonable satisfaction of Acquiror, (i) purged and removed from any and all Target Source Code included in the Purchased Assets all Trade Secrets of any third party, (ii) completed a comprehensive scan of all such Target Source Code by Black Duck Software to confirm and verify that all such third party Trade Secrets have been purged and removed from the Target Source Code, and (iii) delivered to Acquiror such documentation and evidence confirming (i) and (ii) above, including the nature of the scan of the Target Source Code done by and the results of such scan.

7.3 Additional Conditions to Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Target:

(a) Representations, Warranties and Covenants. The representations and warranties of Acquiror in this Agreement shall be true and correct in all material respects without regard to any qualification as to materiality contained in such representation or warranty on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).

(b) Performance of Obligations. Acquiror shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

(c) Certificate of Officer. Target shall have received a certificate executed on behalf of Acquiror by an executive officer of Acquiror, respectively, certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied (the “Acquiror Closing Certificate”).

(d) Assignment and Assumption Agreement. Acquiror shall have executed and delivered the Assignment and Assumption Agreement;

(e) Escrow Agreement. Acquiror and the Escrow Agent shall have executed and delivered the Escrow Agreement.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(f) License Agreement. Acquiror shall have executed and delivered the License Agreement.

(g) Transition Services Agreement. Acquiror shall have executed and delivered the Transition Services Agreement.

(h) [****] Agreement. Acquiror shall have executed and delivered the [****] Agreement.

(i) Acquiror Customer Contract Termination. Acquiror shall have executed and delivered the Acquiror Customer Contract Termination.

(j) Bills of Sale. Acquiror shall have executed and delivered the USA Bill of Sale and the France Bills of Sale.

8. Termination, Amendment and Waiver.

8.1 Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Section 8.1(b) through Section 8.1(f), by written notice by the terminating party to the other party):

(a) by the mutual written consent of Parent Acquiror and Target Holdings;

(b) by either Acquiror or Target if the Closing shall not have occurred before 4:59 PM, Wilmington, Delaware time on October 15, 2013 (the “End Date”).

(c) by either Acquiror or Target if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, unless the party seeking to terminate this Agreement pursuant to this Section 8.1(c) has not complied in all material respects with its obligations under this Agreement;

(d) by Acquiror or Target, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 7.2(a) or 7.2(b) (in the case of termination by Acquiror) or Section 7.3(a) or 7.3(b) (in the case of termination by Target) not to be satisfied and (ii) shall not have been cured within ten (10) business days following receipt by the breaching party of written notice of such breach from the other party;

(e) by Acquiror, if there shall have occurred any event, change or effect that has had or would reasonably be expected to have a Material Adverse Effect on Target; or

(f) by Acquiror, if the execution of the Executed Written Consent by each Required Stockholder shall not have been obtained within twenty four (24) hours following the execution and delivery of this Agreement.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, there shall be no liability or obligation on the part of Acquiror or Target or their respective officers, directors, or stockholders, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided, however, that the provisions of Sections 6.4, 6.8 and 10 shall remain in full force and effect and survive any termination of this Agreement.

8.3 Amendment. Subject to the provisions of Applicable Law, prior to the Closing, the parties hereto may amend this Agreement only by authorized action at any time before or after the adoption of this Agreement by the Stockholders pursuant to an instrument in writing signed on behalf of each of the parties hereto (provided that after such adoption of this Agreement by the Stockholders, no amendment shall be made which by law requires further approval by the Stockholders without such further Stockholder approval). To the extent permitted by Applicable Law, from and after the Closing, Acquiror and Target Holdings may cause this Agreement to be amended only by execution of an instrument in writing signed on behalf of Acquiror and Target Holdings.

8.4 Extension; Waiver. The parties hereto, by action taken or duly authorized by all requisite corporate action, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

9. Indemnification.

9.1 Indemnification by Target and Acquiror.

(a) Indemnification by Target. Subject to the limitations set forth in this Section 9, from and after the Closing, each of Target Holdings, Target USA Sub and Target France Sub shall, jointly and severally, indemnify and hold harmless Acquiror and its officers, directors, agents, Affiliates, attorneys, representatives and employees, and each Person, if any, who controls or may control Acquiror within the meaning of the Securities Act (individually an “Acquiror Indemnified Person” and collectively the “Acquiror Indemnified Persons”) from and against any and all losses, costs, damages, fees, liabilities, costs of investigation, Taxes and reasonable expenses, including reasonable costs and expenses arising from claims, demands, actions, causes of action and settlements, including reasonable fees and expenses of lawyers, experts and other professionals but, in each case, excluding (except to the extent actually paid or awarded in respect of a third-party claim) any exemplary, punitive or special damages (collectively, “Damages”), resulting from or arising out of:

(i) any misrepresentation or breach of any of the representations and warranties given or made by Target in this Agreement (as modified by the Target Disclosure Schedule) as of the date hereof and at and as of Closing (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates) or the Target Closing Certificate;

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(ii) any breach of any covenant or agreement made by Target in this Agreement;

(iii) any Retained Liabilities, or the ownership or operation of any Excluded Assets;

(iv) any Liability arising out of the ownership or operation of the Purchased Assets or Target’s businesses, in each case prior to the Closing and other than the Assumed Liabilities;

(v) any France Employee Liabilities; and

(vi) the matters set forth on Schedule 9.1(a)(vi).

Notwithstanding anything in this Agreement to the contrary, solely for the purposes of the determination of the amount of Damages pursuant to Section 9.1(a), the representations and warranties of Target in this Agreement, the Target Closing Certificate or the Target Disclosure Schedule that are qualified by materiality or Material Adverse Effect shall be deemed to be made without such materiality or Material Adverse Effect qualifiers.

(b) Indemnification by Acquiror. Subject to the limitations set forth in this Section 9, from and after the Closing, Acquiror shall indemnify and hold harmless Target and its officers, directors, agents, Affiliates, attorneys, representatives and employees, any liquidating trust established by Target Holdings, and each Person, if any, who controls or may control Target within the meaning of the Securities Act (individually an “Target Indemnified Person” and collectively the “Target Indemnified Persons”) from and against any and all Damages, resulting from or arising out of:

(i) any misrepresentation or breach of any of the representations and warranties given or made by Acquiror in this Agreement as of the date hereof and at and as of Closing (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates) or the Acquiror Closing Certificate;

(ii) any breach of any covenant or agreement made by Acquiror in this Agreement;

(iii) any Assumed Liabilities; and

(iv) any Liability arising out of the ownership of the Purchased Assets or operation of the Target Acquired Business, in each case after the Closing.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Notwithstanding anything in this Agreement to the contrary, solely for the purposes of the determination of the amount of Damages pursuant to Section 9.1(b), the representations and warranties of Acquiror in this Agreement or the Acquiror Closing Certificate or the Target Disclosure Schedule that are qualified by materiality shall be deemed to be made without such materiality qualifiers.

(c) Survival of Representations and Warranties.

(i) Representations and Warranties Made by Target. All representations and warranties made by Target in this Agreement or in the Target Closing Certificate and any claims relating to the matters referred to in item 1(b) of Schedule 9.1(a)(vi), shall survive the execution and delivery of this Agreement and the Closing and shall survive until the Escrow Termination Date; provided, however, that any claims for indemnification (i) arising with respect to Target’s representations set forth in Sections 3.1 (Organization, Good Standing and Power; Subsidiaries), 3.2 (Authority), and 3.16 (Taxes) (the “Fundamental Representations”) or involving fraud, willful breach or intentional misrepresentation shall survive (A) until the expiration of the statute of limitations applicable to such claims (and thereafter until resolved if a claim in respect thereof has been made prior to such date) with respect to such matters, or (B) indefinitely if no statute of limitations apply, and (ii) arising with respect to Target’s representations set forth in Section 3.8 (Intellectual Property) (the “IP Representations”) shall survive until the date that is two (2) years after the Closing Date; provided, however, that any claims set forth in any Officer’s Certificate which any Acquiror Indemnified Person shall have delivered to Target France Sub prior to the termination of such survival period shall survive until the resolution of each such claim. All covenants and agreements of Target survive indefinitely unless otherwise specified in their terms.

(ii) Representations and Warranties Made by Acquiror. All representations and warranties made by Acquiror in this Agreement or in the Acquiror Closing Certificate, shall survive the execution and delivery of this Agreement and the Closing and shall survive until the Escrow Termination Date; provided, however, that any claims for indemnification (i) arising with respect to Acquiror’s representations set forth in Sections 4.1 (Organization, Good Standing and Power), and 4.2 (Authority) (the “Acquiror Fundamental Representations”) or involving fraud, willful breach or intentional misrepresentation shall survive (A) until the expiration of the statute of limitations applicable to such claims (and thereafter until resolved if a claim in respect thereof has been made prior to such date) with respect to such matters, or (B) indefinitely if no statute of limitations apply; provided, however, that any claims set forth in any Officer’s Certificate which any Target Indemnified Person shall have delivered to Acquiror prior to the termination of such survival period shall survive until the resolution of each such claim. All covenants and agreements of Acquiror survive indefinitely unless otherwise specified in their terms.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(d) Threshold for Claims. No claim for Damages shall be made under Section 9.1(a)(i) or under Section 9.1(b)(i) unless the aggregate of Damages exceeds [****] for which claims are made hereunder by the Acquiror Indemnified Persons or the Target Indemnified Persons, as applicable (the “Limitation”), in which case the Acquiror Indemnified Persons or the Target Indemnified Persons, as the case may be, shall be entitled to seek compensation for all Damages, including the amount of the Limitation; provided, however, that the Limitation shall not apply with respect to any Damages arising from, or directly or indirectly related to, any claims for indemnification involving the Fundamental Representations, the IP Representations, the Acquiror Fundamental Representations, fraud, willful breach or intentional misrepresentation.

(e) Cap on Indemnification by Target.

(i) Except as set forth in subsections (ii) and (iii) below, recourse by the Acquiror Indemnified Persons to the Escrow Fund shall be the Acquiror Indemnified Persons’ sole and exclusive remedy under this Agreement for Damages resulting from the matters referred to in Section 9.1(a)(i) and item 1(b) of Schedule 9.1(a)(vi).

(ii) After the Escrow Termination Date, recovery by the Acquiror Indemnified Persons with respect to any breach of the IP Representations shall be limited to the aggregate amount released to Target from the Escrow Fund.

(iii) The limitations set forth in Sections 9.1(e)(i) and 9.1(e)(ii) shall not apply to any Damages with respect to any claims for indemnification involving the Fundamental Representations, fraud, willful breach or intentional misrepresentation.

(iv) All claims for Damages under Section 9.1(a) shall be satisfied (A) first, from the Escrow Fund until the Escrow Fund is either exhausted or released in accordance with the terms hereof and the Escrow Agreement and (B) thereafter, directly by Target, but in no event shall Target be responsible for Damages under Section 9.1(a) in excess of the Purchase Price, except for Damages that are a result of Target’s fraud.

(f) Cap on Indemnification by Acquiror.

(i) Except as set forth in subsections (ii) and (iii) below, recourse by the Target Indemnified Persons shall be limited to an amount equal to [****] (the “Acquiror Indemnity Cap”) and shall be the Target Indemnified Persons’ sole and exclusive remedy under this Agreement for Damages resulting from the matters referred to in Section 9.1(b)(i).

(ii) The limitations set forth in Sections 9.1(f)(i) shall not apply to any Damages with respect to any claims for indemnification involving the Acquiror Fundamental Representations, fraud, willful breach or intentional misrepresentation or to Transfer Taxes.

(iii) All claims for Damages under Section 9.1(b)(i) shall be capped at the Acquiror Indemnity Cap except for any claims for indemnification involving the Acquiror Fundamental Representations, willful breach or intentional misrepresentation which shall be capped at an amount equal to the Purchase Price, except for Damages that are a result of Acquiror’s fraud.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(g) Special Litigation. Notwithstanding the foregoing, Target shall not be obligated indemnify the Acquiror Indemnified Persons with respect to Damages arising solely with respect to the litigation matter described on Schedule 9.1(g) (the “[****]”).

9.2 Indemnification Claims.

(a) Upon receipt by a party from whom indemnification is being sought pursuant to Section 9.1 (an “Indemnifying Person”) on or before the Escrow Termination Date of a certificate signed by any officer (an “Officer’s Certificate”) of an Acquiror Indemnified Person or a Target Indemnified Person (an “Indemnified Person”) stating that Damages exist with respect to the indemnification obligations of set forth in Section 9.1, and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related, (i) in the case of Damages suffered by an Acquiror Indemnified Person, Acquiror shall, subject to the provisions of this Section 9, be entitled to receive from the Escrow Fund a portion of such Escrow Fund having a value equal to such Damages and (ii) in the case of Damages suffered by a Target Indemnified Person, Target France Sub shall, subject to the provisions of this Section 9, be entitled to receive an amount in cash equal to such Damages.

(b) The Indemnifying Person shall have a period of thirty (30) days from and after delivery of any Officer’s Certificate to deliver to the Indemnified Person a response, in which the Indemnifying Person shall: (i) agree that the Indemnified Person is entitled to receive all of the requested Damages (in which case, if the Indemnified Person is an Acquired Indemnified Person, the response shall be accompanied by written notice executed by Target France Sub instructing the Escrow Agent to disburse the requested Damages to Acquiror) or (ii) dispute that the Indemnified Person is entitled to receive the requested Damages.

(c) If the Indemnifying Person disputes any claim or claims made in any Officer’s Certificate, the Indemnified Person shall have thirty (30) days to respond in a written statement to the objection of the Indemnifying Person. If after such thirty (30) day period there remains a dispute as to any claims, the Indemnified Person and the Indemnifying Person shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims (the “Claims Period”). If the Indemnified Person and the Indemnifying Person should so agree, a memorandum setting forth such agreement shall be prepared and signed by Acquiror and Target France Sub and, in any case in which an Acquiror Indemnified Person is the Indemnified Person, such memorandum shall be delivered to the Escrow Agent and the Escrow Agent shall be entitled to rely on any such memorandum for the release of any Escrow Amount to Acquiror in accordance with the terms of such memorandum and the Escrow Agreement.

9.3 Resolution of Conflicts. If no agreement can be reached after good faith negotiation between the parties pursuant to Section 9.2(c), either Acquiror or Target France Sub may initiate formal legal action with the applicable court in accordance with Section 10.5 to resolve such dispute. The decision of the court as to the validity and amount of any claim in such

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 9 hereof, the parties and, in any case in which an Acquiror Indemnified Person is the Indemnified Person, the Escrow Agent shall be entitled to act in accordance with such decision.

9.4 Third-Party Claims. In the event an Acquiror Indemnified Person or a Target Indemnified Person becomes aware of a third-party claim which such Acquiror Indemnified Person or a Target Indemnified Person believes may result in a claim for indemnification against an Indemnifying Person, Acquiror (in the case of an Acquiror Indemnified Person) shall notify Target France Sub or Target France Sub (in the case of a Target Indemnified Person) shall notify Acquiror, as the case may be, of such claim. Acquiror shall have the right in its sole discretion to defend or settle any such claim; provided, however, that if Acquiror settles any claim without the consent of Target France Sub, such settlement shall not be dispositive of the existence of an indemnifiable claim or the amount of Damages. If Acquiror does not elect to proceed with the defense of any such claim, Target France Sub may proceed with the defense of such claim.

9.5 Collateral Sources. All amounts received by Acquiror from the Escrow Fund pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the Purchase Price. The amount of any Damages that are subject to indemnification under this Section 9 shall be calculated net of the amount of any proceeds received from indemnification payments or contribution payments actually received by any Indemnified Person (after deducting therefrom the full amount of the expenses incurred by such Indemnified Person in procuring such payments), in connection with such Damages.

9.6 Effect of Investigation. The right to indemnification, payment of Damages or for other remedies based on any representation, warranty, covenant or obligation of an Indemnifying Person contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the date the Closing occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation of Acquiror or Target to consummate the Acquisition, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Damages, or other remedy based on such representation, warranty, covenant or obligation.

9.7 Exclusive Remedy. The provisions contained in this Section 9 are intended to provide the sole and exclusive remedy for the Acquiror Indemnified Persons and Target Indemnified Persons following the Closing as to all money damages based on, arising out of or relating to this Agreement (it being understood that nothing in this Section 9 or elsewhere in this Agreement shall affect the parties’ rights to specific performance or other equitable remedies to enforce the parties’ obligations under this Agreement).

9.8 Tax Treatment. Any indemnification payment made pursuant to this Section 9 shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Applicable Law.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

10. General Provisions.

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) three (3) business days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one (1) business day after it is sent by commercial overnight courier service; or (iv) upon transmission if sent via facsimile with confirmation of receipt to the parties at the following address (or at such other address for a party as shall be specified upon like notice:

(a) if to Acquiror, to:

Qualcomm Technologies, Inc.

5775 Morehouse Dr.

San Diego, CA 92121

Attention: General Counsel

Fax: (858) 658-2503

with a copy to (which shall not constitute notice):

DLA Piper LLP (US)

4365 Executive Drive, Suite 1100

San Diego, California 92121

Attention: [****]

Fax: (858) 638-5058

(b) if to Target (including, for further clarity, to Target Holdings and Target France Sub), to:

591 W. Hamilton Ave.

Suite 250

Campbell, CA 95008

Attention: General Counsel

Fax: (408) 470-7301

with a copy to (which shall not constitute notice):

Cooley LLP

380 Interlocken Crescent

Suite 900

Broomfield, CO 80021-80233

Facsimile: (720) 566-4000

E-Mail: [****] and [****]

Attention: [****] and [****]

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

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10.2 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and such counterparts may be delivered by the parties hereto via facsimile or electronic transmission.

10.3 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, including the Target Disclosure Schedule: (a) together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other Person (other than any permitted assignee or a Target Licensing Business Acquiror under Section 6.17(b)) any rights or remedies hereunder; and (c) shall not be assigned whether by asset transfer, merger, operation of law, change of control or otherwise without the written consent of the other party. Notwithstanding the foregoing, after the Closing, (i) on prior written notice of not less than two (2) business days, (A) each of Target France Sub and Target USA Sub may, without the prior written consent of Acquiror effect Permitted Target Restructuring Transactions and may assign its rights and obligations under this Agreement pursuant to one additional Target Licensing Business Acquisition; and (B) Target Holdings may assign its rights and obligations under this Agreement to a liquidating trust that is a successor in interest to Target Holdings and (ii) Acquiror may freely assign any of its rights or obligations under this Agreement to an Affiliate or in connection with a change of control or other similar transaction; provided, however that Acquiror shall remain liable for its obligations under Section 6.17(b) and Section 6.22. Any attempted or purported assignment or transfer in derogation of the foregoing provisions shall be null, void and of no effect.

10.4 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision, but for further clarity, in the event that the provisions of Section 6.17 shall ever be deemed to exceed the time, geographic scope or other limitations permitted by Applicable Law, then the provisions thereof shall be deemed reformed to the maximum extent permitted by Applicable Law.

10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of Delaware applicable to parties residing in Delaware, without regard applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated hereby and it agrees that process may be served upon it in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

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10.6 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.7 Specific Enforcement.

(a) Target acknowledges and agrees that Acquiror would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by Target in accordance with their specific terms or were otherwise breached. Accordingly, Target agrees that Acquiror shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Acquiror is entitled at law or in equity.

(b) Acquiror acknowledges and agrees that Target and Target Licensing Business Acquiror would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of Section 6.17(b) and Section 6.22 were not performed by Acquiror in accordance with their specific terms or were otherwise breached. Accordingly, Acquiror agrees that Target and Target Licensing Business Acquiror shall be entitled to an injunction or injunctions to prevent breaches of Section 6.17(b) and Section 6.22 and to enforce specifically the terms and provisions of Section 6.17(b) and Section 6.22, this being in addition to any other remedy to which Target or Target Licensing Business Acquiror is entitled at law or in equity with respect to such Section 6.17(b) and Section 6.22.

10.8 Interpretation.

(a) When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of, or an Exhibit to this Agreement unless otherwise indicated.

(b) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(d) The phrases “delivered,” “provided to,” “made available” and “furnished to” and phrases of similar import when used herein, unless the context otherwise requires, means, with respect to any statement in Section 3 of this Agreement to the effect that any information, document or other material has been “delivered,” “provided to” or “furnished” to Acquiror or its Representatives, that such information, document, or material was (i) made available for review (without subsequent modification by Target) by Acquiror or its

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

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Representatives in the virtual data room set up by Target in connection with this Agreement at least one (1) business day prior to the date of this Agreement or (ii) actually delivered (whether by physical or electronic delivery) upon request to Acquiror or its Representatives at least one (1) business day prior to the date of this Agreement.

(e) Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

[The remainder of this page is intentionally left blank.]

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

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IN WITNESS WHEREOF, Target Holdings, Target USA Sub, Target France Sub and Acquiror have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

QUALCOMM TECHNOLOGIES INC.

By:	/s/ [****]
Nam	[****]
Title:	Executive Vice President

QUALCOMM FRANCE S.A.R.L.

By:	/s/ [****]
Name:	[****]
Title:	Managing Director

ARTERIS HOLDINGS, INC.

By:	/s/ K. Charles Janac
Name:	K. Charles Janac
Title:	President and CEO

ARTERIS, INC.

By:	/s/ K. Charles Janac
Name:	K. Charles Janac
Title:	President and CEO

ARTERIS, SAS

By:	/s/ K. Charles Janac
Name:	K. Charles Janac
Title:	Directeur General

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Schedules intentionally omitted pursuant to Regulation S-K, Item 601(a)(5)